Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MAY 13, 2013

AMONG

RETAIL PROPERTIES OF AMERICA, INC.,

AS BORROWER,

AND

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

WELLS FARGO SECURITIES LLC,

AS CO-LEAD ARRANGER AND JOINT BOOK MANAGER,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS SYNDICATION AGENT,

KEYBANC CAPITAL MARKETS INC.,

AS CO-LEAD ARRANGER AND JOINT BOOK MANAGER,

EACH OF

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

PNC BANK, NATIONAL ASSOCIATION,

AND

REGIONS BANK,

AS DOCUMENTATION AGENTS

AND

CERTAIN LENDERS

FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

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ARTICLE IV. CONDITIONS PRECEDENT		46
4.1.	Initial Advance	46
4.2.	Each Advance and Issuance	48

ARTICLE V. REPRESENTATIONS AND WARRANTIES		49
5.1.	Existence	49
5.2.	Authorization and Validity	49
5.3.	No Conflict; Government Consent	49
5.4.	Financial Statements; Material Adverse Effect	50
5.5.	Taxes	50
5.6.	Litigation and Guarantee Obligations	50
5.7.	Subsidiaries	50
5.8.	ERISA	50
5.9.	Accuracy of Information	51
5.10.	Regulation U	51
5.11.	[Intentionally Omitted]	51
5.12.	Compliance With Laws	51
5.13.	Ownership of Properties	51
5.14.	Investment Company Act	51
5.15.	[Intentionally Omitted]	51
5.16.	Solvency	51
5.17.	Insurance	52
5.18.	Borrower Status	52
5.19.	Environmental Matters	52
5.20.	OFAC Representation	53
5.21.	Intellectual Property	54
5.22.	Broker’s Fees	54
5.23.	Unencumbered Pool Properties	54
5.24.	No Bankruptcy Filing	54
5.25.	No Fraudulent Intent	55
5.26.	Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration	55
5.27.	Subordination	55
5.28.	[Intentionally Omitted]	55
5.29.	Anti-Terrorism Laws	55

ARTICLE VI. COVENANTS		56
6.1.	Financial Reporting	56
6.2.	Use of Proceeds	58
6.3.	Notice of Default	59
6.4.	Conduct of Business	59
6.5.	Taxes	59
6.6.	Insurance	59
6.7.	Compliance with Laws	59
6.8.	Maintenance of Properties	59

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6.9.	Inspection	60
6.10.	Maintenance of Status	60
6.11.	Dividends	60
6.12.	Merger	60
6.13.	[Intentionally Omitted]	60
6.14.	Sale and Leaseback	60
6.15.	[Intentionally Omitted]	60
6.16.	Liens	61
6.17.	Affiliates	61
6.18.	Financial Undertakings	61
6.19.	[Intentionally Omitted]	61
6.20.	Consolidated Net Worth	62
6.21.	Indebtedness and Cash Flow Covenants	62
6.22.	Environmental Matters	62
6.23.	Limitations on Certain Investments	63
6.24.	[Intentionally Omitted]	63
6.25.	Negative Pledges	63
6.26.	Subsidiary Guaranty	64
6.27.	Amendments to Organizational Documents	65
6.28.	Post Closing Deliveries	65

ARTICLE VII. DEFAULTS		65

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		68
8.1.	Acceleration	68
8.2.	Amendments	69
8.3.	Preservation of Rights	70
8.4.	Insolvency of Borrower	70
8.5.	Application of Funds	70

ARTICLE IX. GENERAL PROVISIONS		71
9.1.	Survival of Representations	71
9.2.	Governmental Regulation	71
9.3.	Taxes	71
9.4.	Headings	71
9.5.	Entire Agreement	71
9.6.	Several Obligations; Benefits of the Agreement	71
9.7.	Expenses; Indemnification	72
9.8.	Numbers of Documents	73
9.9.	Accounting	73
9.10.	Severability of Provisions	73
9.11.	Nonliability of Lenders	73
9.12.	CHOICE OF LAW	73
9.13.	CONSENT TO JURISDICTION	73
9.14.	WAIVER OF JURY TRIAL	74
9.15.	USA Patriot Act Notice	74

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ARTICLE X. THE ADMINISTRATIVE AGENT		74
10.1.	Appointment	74
10.2.	Powers	75
10.3.	General Immunity	75
10.4.	No Responsibility for Loans, Recitals, Etc	75
10.5.	Action on Instructions of Lenders	75
10.6.	Employment of Agents and Counsel	76
10.7.	Reliance on Documents; Counsel	76
10.8.	Administrative Agent’s Reimbursement and Indemnification	76
10.9.	Rights as a Lender	76
10.10.	Lender Credit Decision	76
10.11.	Successor Administrative Agent	77
10.12.	Notice of Defaults	78
10.13.	Requests for Approval	78
10.14.	Defaulting Lenders	78
10.15.	Additional Agents	82

ARTICLE XI. SETOFF; RATABLE PAYMENTS		82
11.1.	Setoff	82
11.2.	Ratable Payments	82

ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		82
12.1.	Successors and Assigns	82
12.2.	Participations	83
12.3.	Assignments	84
12.4.	Dissemination of Information	85
12.5.	Tax Treatment	86

ARTICLE XIII. NOTICES		86
13.1.	Giving Notice	86
13.2.	Change of Address	86
13.3.	Electronic Delivery of Information	86

ARTICLE XIV. COUNTERPARTS		87

SCHEDULE I	Commitments
SCHEDULE 1	Unencumbered Pool Properties
SCHEDULE 2	Subsidiary Guarantors as of Agreement Effective Date
SCHEDULE 3	Existing Facility Letters of Credit
SCHEDULE 6.28	Post Closing Deliveries

EXHIBIT A	Applicable Margin and Facility Fee Percentage
EXHIBIT B	Form of Note

-iv-

EXHIBIT C	Form of Amendment Regarding Increase
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Opinion
EXHIBIT G	Form of Borrowing Notice
EXHIBIT H	Form of Assignment Agreement

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement (the “Agreement”) dated as of May 13, 2013, is among RETAIL PROPERTIES OF AMERICA, INC., a corporation organized under the laws of the State of Maryland (the “Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KeyBank National Association, not individually, but as “Administrative Agent”.

RECITALS

A.    The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.

B.    The Borrower is qualified as a real estate investment trust under Section 856 of the Code.

C.    The Borrower and certain of the Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of February 24, 2012 (as in effect immediately prior to the effectiveness of this Agreement, the “Existing Agreement”). This Agreement and the other Loan Documents, taken as whole, constitute an amendment and restatement of the Existing Agreement and the subsidiary guaranty previously given pursuant thereto and an amendment of the other loan documents thereunder and not a novation, and the parties intend that all Advances outstanding thereunder shall continue to be Advances hereunder until repaid, and that the obligations of those Subsidiary Guarantors who were parties to such prior subsidiary guaranty with respect to the Borrower’s obligations under the Existing Agreement and are continuing as Subsidiary Guarantors hereunder shall continue in effect and relate back to the date such obligations were first undertaken, as such obligations may be expressly amended and restated hereunder.

D.    The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Existing Agreement to (i) increase the Aggregate Commitment thereunder, (ii) extend the Facility Termination Dates, (iii) amend and restate the Subsidiary Guaranty and (iv) modify certain of the other terms thereof. The Administrative Agent and those existing and new Lenders executing this Agreement have agreed to do so on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any partnership, limited liability company, firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or membership interests of a partnership or limited liability company.

“Adjusted EBITDA” means, as of any date, the Consolidated Net Income for the most recent four (4) full fiscal quarters of the Borrower for which financial results have been reported, as adjusted, without duplication, by (i) deducting therefrom any income attributable to Excluded Tenants; (ii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes and the Consolidated Group Pro Rata Share of interest, taxes, depreciation and amortization in Investment Affiliates; (iii) deducting therefrom the Capital Expenditure Reserve Deduction for such period and (iv) adding back all master lease income (not to exceed 5% of Consolidated Net Income).

“Adjusted Unencumbered Pool NOI” means, as of any date, the then-current Unencumbered Pool Property NOI less the Capital Expenditure Reserve Deduction for the then-current Unencumbered Pool Properties.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same Interest Period, including without limitation Swingline Advances.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided, however, in no event shall Administrative Agent or Lender be an Affiliate of the Borrower. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means, as of any date, the aggregate of the then-current Term Commitments and Revolving Commitments of all the Lenders, which is, as of the Agreement Effective Date, $1,000,000,000, as such amount may be increased pursuant to Section 2.22 hereof.

“Agreement” is defined in the Recitals hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the conditions set forth in Section 4.1 have been fulfilled or waived in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Alternate Base Rate shall mean the per annum rate of interest equal to the Federal Funds Effective Rate plus one and one-half of one percent (1.50%). The Alternate Base Rate shall be determined on a daily basis.

“Amendment Regarding Increase” means an Amendment Regarding Increase substantially in the form of Exhibit C attached hereto pursuant to which a new Lender provides a Commitment or an existing Lender increases its Commitment as contemplated by Section 2.22.

“Applicable Margin” means the applicable margin set forth in the pricing schedules contained in Exhibit A attached hereto used in calculating the interest rate applicable to the various Types of Advances, subject to the conditions set forth in Exhibit A with respect to the effective date of changes in such applicable margins.

“Arrangers” means Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, Chief Financial Officer and Chief Operating Officer, or any of the Chairman and Chief Executive Officer, or the Chief Accounting Officer or any Executive Vice President of the Borrower, or any other executive officer or authorized agent approved by the Administrative Agent on behalf of the Lenders acting singly.

“Borrower” is defined in the Recitals hereto.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, Charlotte, N.C. and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, Charlotte, N.C. and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Expenditure Reserve Deduction” means, with respect to any group of Projects as of any date, the sum of (a) $0.15 per annum per gross leaseable square foot of those Projects which are retail Projects (including mixed-use Projects that are primarily retail, but excluding “triple net” retail Projects which are instead included in clause (b) of this sentence), (b) $0.10 per annum per gross leaseable or net rentable, as applicable, square foot of those Projects which are Projects leased on a “triple net” basis and (c) $0.25 per annum per gross leasable or net rentable, as applicable, square foot of those Projects which are not included in clause (a) or clause (b) of this sentence, times either (A) in the case of calculation of Adjusted EBITDA, as to each such type of Project, the weighted average square footage of such type of Projects owned by the Consolidated Group at any time during the most recent four (4) fiscal quarters of Borrower for which financial results have been reported or (B) in the case of the calculation of Adjusted Unencumbered Pool NOI, as to each such type of Project, the square footage of such type of Projects included in the Unencumbered Pool as of such date.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means seven and one-quarter percent (7.25%).

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Revolving Lenders, as collateral for Facility Letter of Credit Obligations or obligations of the Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentally thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates; (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two (2) years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which a Borrower or their Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change” is defined in Section 3.2.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means for each Lender collectively, such Lender’s Revolving Commitment, if any, and Term Commitment, if any.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto executed by an Authorized Officer of the Borrower.

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional principal payments, principal payments contingent on excess cash flow from a related Project and balloon payments made at maturity in respect of any such Indebtedness), plus (c) a percentage of all such principal payments made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of each Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value minus (b) Consolidated Outstanding Indebtedness as of such date.

“Consolidated NOI” means, as of any date, for any entity or group of entities without duplication, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported from all Projects owned by such entity or group of entities as of the end of such period of four (4) fiscal quarters.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Construction in Progress” means, as of any date, the book value of any Projects then under development provided that a Project shall no longer be included in Construction in Progress and shall be valued based on its Net Operating Income upon the earlier of (i) the first anniversary after substantial completion (which shall mean the receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (ii) the last day of the first full fiscal quarter in which the Net Operating Income attributable to such Project for such fiscal quarter multiplied by four (4) and then divided by the Capitalization Rate exceeds the book value of such Project.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Rating” means, as of any date, with respect to either Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Borrower issued by such rating agency prior to such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Defaulting Lender” means, subject to Section 10.14(f), (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) any Revolving Lender that has notified the Borrower, the Administrative Agent, and, if applicable, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder or under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless (1) such writing has been delivered to Borrower, Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender, and (2) such writing or public statement relates solely to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement and, in the case of a writing, shall be accompanied by reasonably detailed documented evidence supporting such determination) cannot be satisfied), (c) any Revolving Lender that has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon timely receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) any Lender that has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Disclosure Letter” means that certain letter from Borrower addressed to the Administrative Agent on behalf of the Lenders and dated as of the Agreement Effective Date, which discloses certain matters relevant to Section 7.5.

“Dividend Payout Ratio” means, for any given period of time for any Person, the ratio of (a) an amount equal to (i) 100% of all dividends or other distributions, direct or indirect, on account of any equity interest of such Person (except dividends or distributions payable solely in additional equity interests of the same class) during such period, less (ii) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, to (b) Funds From Operations of such Person for such period.

“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any equity interest of any Person which any holder(s) of such equity interest directs to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional equity interests in such Person or its subsidiaries.

“Eligible Assignee” means (a) with respect to (i) any Revolving Lender, another Revolving Lender, and (ii) any Term Lender, another Lender, (b) with respect to (i) any Revolving Lender, any Affiliate of that Lender or fund related to such Lender, and (ii) any Term Lender, any Affiliate of a Lender or fund related to a Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing, Borrower (such approval not to be unreasonably withheld or delayed, and the failure of Borrower to expressly grant or deny any such approval within five (5) days after written request being deemed to be the grant of such approval) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest. Notwithstanding anything herein to the contrary, at no time shall Borrower, its Affiliates, or any Subsidiary thereof, be considered an “Eligible Assignee.”

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiaries or any of its respective assets or Projects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Subsidiary” means, a Subsidiary of Borrower which (A) owns one or more Projects that are encumbered by Liens securing Secured Indebtedness permitted to exist hereunder or (B) is an entity which does not own, directly or indirectly, any Projects or (C) is not a Wholly-Owned Subsidiary of Borrower.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (a) taxes imposed on or measured by its overall net income (however determined), and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender and (b) any U.S. federal withholding taxes imposed under FATCA.

“Excluded Tenants” means, as of any date, (i) any anchor tenant or (ii) any non-anchor tenant leasing more than 15,000 square feet of gross leaseable area at one of the Projects that, in either case, either (a) is subject to a voluntary or involuntary petition for relief under any federal or state bankruptcy codes or insolvency law or (b) is not operating its business in its demised premises at such Project unless such non-operating tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P and Baa3 or above by Moody’s.

“Existing Agreement” is defined in the Recitals hereto.

“Existing Facility Letters of Credit” means those Facility Letters of Credit issued under the Existing Agreement, as identified on Schedule 3 attached hereto, which shall remain outstanding on the Agreement Effective Date and constitute Facility Letters of Credit under this Agreement.

“Extension Notice” is defined in Section 2.1.

“Facility Fee” is defined in Section 2.5.

“Facility Fee Percentage” means, as of any date, the percentage set forth in the column headed “Facility Fee Percentage” on Exhibit A that is in effect on such date.

“Facility Letter of Credit” means a Letter of Credit issued hereunder plus the Existing Facility Letters of Credit.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $50,000,000.

“Facility Obligations” means all Obligations other than the Related Swap Obligations.

“Facility Termination Date” means the Revolving Facility Termination Date or the Term Facility Termination Date, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(c) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.6.

“Financeable Ground Lease” means, a ground lease reasonably satisfactory to the Administrative Agent on behalf of the Lenders, which must provide customary protections for a potential leasehold mortgagee (“Mortgagee”) such as (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years, (ii) a provision that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure and has failed to do so, (iii) provision for a new lease to the Mortgagee as tenant on the same terms if the ground lease is terminated for any reason, (iv) transferability of the tenant’s interest under the ground lease by the Mortgagee without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee, (v) the ability of the tenant to mortgage tenant’s interest under the ground lease without any requirement for consent of the ground lessor and (vi) provisions that the tenant under the ground lease (or the leasehold mortgagee) has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant’s interest under the ground lease and related improvements.

“Financial Contract” of a Person means (i) any exchange—traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Undertaking” of a Person means any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage, deed to secure debt or deed of trust on commercial real estate and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent Compliance Certificate.

“Fixed Charge Coverage Ratio” means (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results of Borrower have been reported, plus (B) all Preferred Dividends, if any, payable with respect to such four (4) fiscal quarters.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate and Applicable Margin change.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Percentage of the outstanding Facility Letter of Credit Obligations with respect to Facility Letters of Credit other than Facility Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, or Cash Collateralized in accordance with the terms hereof.

“Funds From Operations” means, with respect to a Person and for a given period, an amount equal to the net income (or loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items, impairment and other non-cash charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated affiliates.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Secured Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, or if such liability is conditioned upon the taking of certain actions or the occurrence of certain conditions beyond non-payment or non-performance by the primary obligor, such as liability under non-recourse carveout guaranties, the amount of such Guarantee Obligation shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith with respect to any such Guarantee Obligations of the Consolidated Group.

“Hazardous Materials” means all contaminants, vibrations, sound, odor, explosive or radioactive substances or wastes and hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), in each case evidenced by a binding agreement (excluding premiums or discounts on debt required to be recognized under GAAP), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure, (i) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (j) all obligations of such Person in respect of any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person.

“Interest Period” means a LIBOR Interest Period.

“Investment” of a Person means any Property owned by such Person, including without limitation, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has made an Investment and whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 or higher from either of S&P or Moody’s, respectively.

“Investment Grade Rating Date” means, at any time after the Borrower has received an Investment Grade Rating from either S&P or Moody’s, the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin and Facility Fee determined based on the Borrower’s Credit Rating.

“Issuance Date” is defined in Section 2A.4(a)(ii).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Revolving Lender which issues such Facility Letter of Credit. The Administrative Agent shall be the Issuing Bank.

“KeyBank” means KeyBank National Association.

“Lenders” means the lending institutions listed on the signature pages hereof, their respective successors and assigns, and any other lending institutions that subsequently become parties to this Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Ratio” means Consolidated Outstanding Indebtedness divided by Total Asset Value, expressed as a percentage.

“LIBOR Base Rate” means, with respect to a LIBOR Rate Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association (or any successor thereto) LIBOR rate (rounded upwards to the nearest 1/100th) for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association (or any successor thereto) LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of the relevant LIBOR Rate Advance and having a maturity equal to such LIBOR Interest Period.

“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three, six or, if available to all applicable Lenders with respect to the applicable Type of Advance, twelve months (or with the consent of all applicable Lenders with respect to the applicable Type of Advance, a period of less than one (1) month), commencing on a Business Day, as selected by Borrower; provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such LIBOR Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.

“LIBOR Market Index Rate” means, for any day, the LIBOR Rate as of that day that would be applicable for a LIBOR Rate Advance having a one-month Interest Period determined at approximately 11:00 a.m. Cleveland, Ohio time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then current Reserve Requirement and (B) the Applicable Margin in effect from time to time during the applicable LIBOR Interest Period, changing when and as the Applicable Margin changes.

“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any borrowing hereunder by the Borrower.

“Loan Documents” means this Agreement, the Disclosure Letter, the Subsidiary Guaranty, the Notes and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Management Fees”, means, with respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.

“Marketable Securities” means Investments in Capital Stock or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.

“Material Adverse Effect” means a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents. A material adverse effect on the validity or enforceability of the Subsidiary Guaranty solely with respect to one or more Subsidiary Guarantors that do not, individually or collectively, constitute Material Subsidiaries shall not be a Material Adverse Effect hereunder, except to the extent the same would result in a Material Adverse Effect pursuant to either clause (i) or (ii) above.

“Material Subsidiary” means, at any time of determination, (a) any individual Subsidiary to which more than $150,000,000 of then-current Total Asset Value is directly or indirectly attributable and (b) each Subsidiary in a group of Subsidiaries (the “Group”) to which more than $150,000,000 of then-current Total Asset Value is directly attributable on a collective basis to such Group, but only as and to the extent that there is a material adverse effect on the validity or enforceability of the Subsidiary Guaranty with respect to all Subsidiaries in such Group.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period, without regard for straight-lining of rents or any amortization related to above-market or below-market leases, plus all master lease income (not to exceed to 5% of Net Operating Income), minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense, or other debt service charges, impairment charges, the effects of straight-lining of ground lease rent, bad debt expenses related to the straight-lining of rents and any other non-cash charges such as depreciation or amortization of financing costs.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means any one of those promissory notes substantially in the form of Exhibit B attached hereto from Borrower in favor of the Lenders, including any amendment, modification, renewal or replacement of any such promissory note or of any note delivered under the Existing Agreement, provided that, at the request of any Lender, a Note payable to such Lender shall not be issued and the Obligations of the Borrower hereunder to such Lender shall be evidenced entirely by this Agreement and the other Loan Documents with the same effect as if a Note had been issued to such Lender.

“Notice of Assignment” is defined in Section 12.3(ii).

“Obligations” means the Advances, the Facility Letters of Credit, the Reimbursement Obligations, the Related Swap Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, including all payments and other obligations that may accrue after the commencement of any action or proceeding described in Sections 7.7 and 7.8.

“One Day LIBOR Rate” means, with respect to Swingline Advances only, for any day, the sum of (A) an interpolated rate, as determined by the Swingline Lender in its sole discretion, for such day, equal to the LIBOR Base Rate that would apply to an Interest Period of one day plus (B) the Applicable Margin for Revolving Advances.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.

“Outstanding Revolving Amount” means, at any time the sum of all then-outstanding Revolving Advances and Facility Letter of Credit Obligations.

“Participants” is defined in Section 12.2(i).

“Patriot Act” is defined in Section 9.15.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the fifteenth day of each calendar month, subject, in the case of any Payment Date in respect of interest on the Term Advances, to adjustment in accordance with the Modified Following Business Day Convention (as defined in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.)).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s combined Revolving Commitment and outstanding Term Loans bears to the Aggregate Commitment, or if the Revolving Commitments have been terminated, the ratio that such Lender’s combined outstanding Revolving Loans and outstanding Term Loans bears to the total outstanding Advances, in each case expressed as a percentage.

“Permitted Liens” are defined in Section 6.16.

“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity, provided that distributions payable by IW JV 2009 LLC to Inland Equity Investors, LLC or any of its successors or assigns shall be excluded from “Preferred Dividends”.

“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated primarily as a retail property, an office property, an industrial property or a mixed use property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(i).

“Qualifying Unencumbered Pool Property” means any Project which, as of any date of determination, (a) is located in the United States; (b) is wholly owned by the Borrower or a Wholly-Owned Subsidiary that, if prior to the Investment Grade Rating Date, is a Subsidiary Guarantor, in fee simple or under the terms of a Financeable Ground Lease; (c) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project; and (d) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16 or to any Negative Pledge (other than Negative Pledges permitted under clause (ii) of Section 6.25). No asset shall be deemed to be unencumbered unless both such asset and all Capital Stock of the Subsidiary owning such asset is unencumbered. Nothing in this Agreement shall prohibit a Subsidiary from having other Unsecured Indebtedness or unsecured Guarantee Obligations and the existence of such Unsecured Indebtedness or unsecured Guarantee Obligations shall not prevent any Project owned by such Subsidiary from qualifying as a Qualifying Unencumbered Pool Property.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary nonrecourse carveouts.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the obligations of the Borrower to the Revolving Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Revolving Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit. Notwithstanding the foregoing, unless the Borrower shall notify the Administrative Agent of its intent to repay the Reimbursement Obligation on the date of the related drawing under any Facility Letter of Credit as provided in Section 2.8(a) and such Reimbursement Obligation is in fact paid by the Borrower on such date, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Floating Rate Advance as set forth in Section 2A.5.

“Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding Swap Contracts entered into between Borrower and any Lender or Affiliate of any Lender in respect of the Obligations arising under this Agreement or any of the other Loan Documents.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping or any Hazardous Material into the environment.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances, provided that, (i) the Commitments and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time, (ii) determination of Required Lenders for purposes of approving any portion of any proposed amendment to or waiver of any provision of the Agreement that affects the rights and obligations of the Term Lenders in a manner different from the corresponding amendment to or waiver of the rights and obligations of the Revolving Lenders, approval shall only be deemed to be given if Term Lenders holding more than 50% of the aggregate unpaid principal amount of the outstanding Term Advances have approved such action and (iii) determination of Required Lenders for purposes of approving any portion of any proposed amendment to or waiver of any provision of the Agreement that affects the rights and obligations of the Revolving Lenders in a manner different from the corresponding amendment to or waiver of the rights and obligations of the Term Lenders, approval shall only be deemed to be given if Revolving Lenders holding more than 50% of the Revolving Commitments or, if the Revolving Commitments have been terminated, Revolving Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Revolving Advances (such Revolving Lenders, the “Required Revolving Lenders”), have approved such action. Notwithstanding the foregoing, without the prior written consent of the Required Revolving Lenders, no amendment, modification or waiver of any provision of this Agreement shall be effective if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Advances when such Lenders would not otherwise be required to do so.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Revolving Advance” means any Advance comprised solely of Revolving Loans.

“Revolving Commitment” means, for each Revolving Lender, the obligation of such Lender to make Revolving Loans on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount”, as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(ii), as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Credit Exposure” means, as to any Lender having a Revolving Commitment at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Facility Letter of Credit Obligations and Swingline Loans at such time.

“Revolving Facility Termination Date” means May 12, 2017, with respect to outstanding Revolving Loans, as such date may be extended pursuant to Section 2.1.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans hereunder.

“Revolving Loan” means any Loan made pursuant to a Lender’s Revolving Commitment.

“Revolving Percentage” means for each Revolving Lender the ratio that such Lender’s Revolving Commitment bears to the aggregate Revolving Commitments of all Revolving Lenders, or if the Revolving Commitments have been terminated, the ratio that such Lender’s outstanding Revolving Loans bears to the total outstanding Revolving Advances, in each case expressed as a percentage.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien (other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16) on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred. Notwithstanding the foregoing, Secured Indebtedness shall exclude Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Single Tenant Project” means any Project that is leased (or is being constructed to be leased) to a single tenant.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.26.

“Subsidiary Guaranty” means the guaranty to be executed and delivered on the Agreement Effective Date by those Wholly-Owned Subsidiaries of the Borrower listed on Schedule 2, substantially in the form of Exhibit E attached hereto, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.26, including any joinders executed by additional Subsidiary Guarantors after the Agreement Effective Date.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $50,000,000.

“Swingline Lender” shall mean KeyBank National Association, in its capacity as a Revolving Lender, and at the option of a new Administrative Agent, any successor Administrative Agent.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Advance” means any Advance comprised solely of Term Loans.

“Term Commitment” means, for each Lender, the obligation of such Lender to make Term Loans on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Term Commitment Amount”, as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(ii), as such amount may be modified from time to time pursuant to the terms hereof.

“Term Facility Termination Date” means May 11, 2018, with respect to outstanding Term Loans.

“Term Lender” means a Lender having a Term Commitment or holding a Term Loan.

“Term Loan” means any Loan made pursuant to a Lender’s Term Commitment.

“Term Percentage” means for each Term Lender, the ratio that such Term Lender’s outstanding Term Loans bears to the total outstanding Term Advances, expressed as a percentage.

“Total Asset Value” means, as of any date, (i) (A) the Consolidated NOI attributable to Projects owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not owned for at least four (4) full fiscal quarters as of the end of the fiscal quarter for which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (ii) 100% of the price paid for any such

Projects first acquired by the Borrower or a member of the Consolidated Group during such four (4) full fiscal quarter period, plus (iii) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the end of such fiscal quarter, plus (iv) the Consolidated Group Pro Rata Share of (A) Consolidated NOI attributable to Projects owned by Investment Affiliates (excluding Consolidated NOI attributable to Projects not owned for the entire four (4) full fiscal quarters on which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of the price paid for such Projects first acquired by an Investment Affiliate during such four (4) full fiscal quarters, plus (vi) Construction in Progress at book value, plus (vii) First Mortgage Receivables owned by the Consolidated Group (at the lower of book value or market value), plus (viii) Unimproved Land at book value.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as either a Floating Rate Advance or LIBOR Rate Advance and as either a Revolving Advance or Term Advance.

“Unencumbered Interest Coverage Ratio” means, as of any date, the aggregate Net Operating Income for the most recent fiscal quarter for which financial results have been reported attributable to Unencumbered Pool Properties as of any such date divided by the Unsecured Interest Expense for such period.

“Unencumbered Leverage Ratio” means, as of any date, the then-current Unsecured Indebtedness of the Consolidated Group (but excluding from such Unsecured Indebtedness any Guarantee Obligations) divided by the then-current Unencumbered Pool Value.

“Unencumbered Pool” means as of any date, all then-current Unencumbered Pool Properties.

“Unencumbered Pool Property” means, as of any date, any Project which (i) is a Qualifying Unencumbered Pool Property as of such date and (ii) if prior to the Investment Grade Rating Date, is owned by a Subsidiary Guarantor (so long as no material adverse effect on the validity or enforceability of the Subsidiary Guaranty with respect to such Subsidiary Guarantor has occurred).

“Unencumbered Pool Property NOI” means, as of any date, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported attributable to Unencumbered Pool Properties as of such date.

“Unencumbered Pool Value” means, as of any date, the sum of (a)(i) the aggregate Adjusted Unencumbered Pool NOI attributable to all Unencumbered Pool Properties which have been owned by the Borrower or a Subsidiary for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted Unencumbered Pool NOI on account of any Unencumbered Pool Property shall not in any event be a negative number) divided by (ii) the Capitalization Rate plus (b) the aggregate acquisition cost of all Unencumbered Pool Properties which have not been so owned by a Subsidiary for such period of four (4) consecutive entire fiscal quarters, plus (c) unencumbered Unimproved Land and

Construction in Progress, both at book value. For purposes of this definition, to the extent (i) the value attributable to Unimproved Land and any other land not included in Unimproved Land and Construction in Progress, would exceed 10% of the Unencumbered Pool Value, (ii) the value attributable to any one (1) Unencumbered Pool Property would exceed 15% of the Unencumbered Pool Value, (iii) the aggregate value attributable to those Single Tenant Projects which are leased to the same tenant (or Affiliates of the same tenant), would exceed 15% of the Unencumbered Pool Value; (iv) the aggregate value attributable to all Single Tenant Projects where the remaining unexpired term of the lease of such Single Tenant Project to the tenant of such Single Tenant Project (without giving effect to any unexercised options of such tenant to extend the term of such lease) is less than five (5) years, would exceed 15% of the Unencumbered Pool Value, or (v) the aggregate value attributable to Unencumbered Pool Properties which are occupied pursuant to Financeable Ground Leases would exceed 20% of Unencumbered Pool Value, each such excess amount shall be excluded from Unencumbered Pool Value.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date. For purposes of clarification, if any, such land shall be deemed to be included in Construction in Progress as of such date of designation and from and after such date shall not be considered Unimproved Land.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness.

“Unsecured Interest Expense” means, for any period, all Consolidated Interest Expense for such period attributable to Unsecured Indebtedness.

“Unused Fee” is defined in Section 2.4.

“Unused Fee Percentage” means, with respect to any day during a calendar quarter, (i) 0.25 per annum, if the sum of the Revolving Advances and Facility Letter of Credit Obligations outstanding on such day is 50% or more of the aggregate Revolving Commitments or (ii) 0.30% per annum if the sum of the Revolving Advances and Facility Letter of Credit Obligations outstanding on such day is less than 50% of the aggregate Revolving Commitments.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the beneficial ownership of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the beneficial ownership of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1.    Advances.

(a)    Generally. Subject to the terms and conditions of this Agreement, (a) the Revolving Lenders severally agree to make Revolving Advances through the Administrative Agent to the Borrower from time to time prior to the applicable Facility Termination Date, and to support the issuance of Facility Letters of Credit under Article IIA of this Agreement and (b) each Term Lender severally agrees to make a Term Loan on the Agreement Effective Date in an amount equal to its Term Commitment (or, as provided in the immediately following subsection (b), increase the amount of its Term Loan so that the amount of its Term Loan equals the amount of its Term Commitment), provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:

(i)    cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or

(ii)    cause the sum of (A) the then-current Outstanding Revolving Amount and (B) the then-current outstanding Swingline Advances to exceed the then-current aggregate Revolving Commitments; or

(iii)    cause the aggregate amount of Term Advances to exceed the aggregate Term Commitments; or

(iv)    cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or

(v)    cause the then-outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit; or

(vi)    cause the Unencumbered Leverage Ratio to exceed sixty percent (60%).

The Advances may be Swingline Advances, ratable (among Lenders) Floating Rate Advances or ratable (among Lenders) LIBOR Rate Advances. Each Revolving Lender shall fund its Revolving Percentage of each such Revolving Advance (other than a Swingline Advance), each Term Lender shall fund its Term Percentage of the Term Advances, no Revolving Lender will be required to fund any amounts which, when aggregated with such Lender’s Revolving Percentage of all other Revolving Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Revolving Commitment and no Term Lender will be required to fund any amount which would cause such Lender’s Term Loan to exceed its Term Commitment. This facility (“Facility”) is both a term loan and a revolving credit facility. Subject to the provisions of this Agreement, Borrower may request Revolving Advances hereunder from time to time, repay such Revolving Advances and reborrow Revolving Advances at any time prior to the Revolving Facility Termination Date. The Revolving Facility Termination Date can be extended at the Borrower’s request for one (1) extension period of one year upon written notice to the Administrative Agent received by the Administrative Agent not later than 90 days prior to the then-current Revolving Facility Termination Date (an “Extension Notice”), provided that (i) no Default or Unmatured Default of which, in the case of an Unmatured Default, either the Administrative Agent has notified the Borrower or the Borrower has notified the Administrative Agent and the Lenders pursuant to Section 6.3, has occurred and is continuing when the Extension Notice is given and on the day immediately preceding the first day of such extension period, (ii) the representations and warranties contained in Article V shall be true and correct in all material respects as of the date of Extension Notice and on the day immediately preceding the first day of such extension period, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, (iii) all of the covenants of the Borrower hereunder are being complied with when an Extension Notice is given and on the day immediately preceding the first day of such extension period as evidenced by a Compliance Certificate, and (iv) the Borrower pays, on or prior to the first day of the extension period, an extension fee to the Administrative Agent for the account of the Revolving Lenders equal to fifteen-hundredths of one percent (0.15%) of the then-current Revolving Commitment of each such Lender. In no event shall the Revolving Facility Termination Date or the Term Facility Termination Date be extended to a date later than May 11, 2018 except as otherwise permitted by Section 8.2.

(b)    Term Commitments on the Agreement Effective Date. On the Agreement Effective Date, the parties hereto agree that the amount of each Term Lender’s Term Commitment is as set forth on Schedule I. On the Agreement Effective Date, the aggregate principal amount of Term Loans for each Term Lender outstanding shall be equal to such Term Lender’s Term Commitment. To effect such allocations, (1) each Term Lender whose Term Commitment exceeds the aggregate principal amount of such Term Lender’s outstanding Term Loans made under the Existing Agreement and (2) any Lender providing a new Term Commitment hereunder, shall make a Term Loan in such amount as is necessary so that the aggregate principal amount of Term Loans held by such Lender shall equal its Term Commitment. The Administrative Agent shall make such amounts of the proceeds of such Term Loans available to (a) each Term Lender whose Term Commitment is less than the aggregate principal amount of such Term Lender’s outstanding Term Loans made under the Existing Agreement as is necessary so that the aggregate principal amount of Term Loans outstanding for each Term Lender shall equal its Term Commitment as set forth on Schedule I attached hereto and (b) to the Exiting Lenders (as defined in Section 2.1(d)) as is necessary to repay in full the Term Loans owing to such Exiting Lenders. Except for Notes to be provided to the Term Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be,

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executed or paid in connection with such allocations (all of which are hereby waived, as necessary). After giving effect to such additional Term Advances, the outstanding Term Loans shall fully satisfy the Term Lenders’ obligations under their respective Term Commitments, and the Term Lenders shall have no further obligation to make Term Advances to the Borrower. Once repaid or prepaid the Term Loans may not be reborrowed.

(c)    Revolving Commitments on the Agreement Effective Date. On the Agreement Effective Date, the parties hereto agree that the amount of each Revolving Lender’s Revolving Commitment is as set forth on Schedule I. On the Agreement Effective Date, the Revolving Commitment of each of the Revolving Lenders, the outstanding amount of all outstanding Revolving Loans and the participation interests of the Revolving Lenders in any outstanding Facility Letters of Credit and Swingline Loans shall be allocated among the Revolving Lenders in accordance with their respective Revolving Percentages. To effect such allocations, (1) each Revolving Lender whose Revolving Percentage on the Agreement Effective Date exceeds the Percentage (as defined in the Existing Agreement) applicable to its Revolving Commitment under the Existing Agreement immediately prior to the effectiveness of this Agreement and (2) any Lender providing a new Revolving Commitment hereunder, shall make a Revolving Advance in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender as of the Agreement Effective Date shall equal such Lender’s Revolving Percentage of the aggregate outstanding amount of the Revolving Loans as of the Agreement Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available to (a) each Revolving Lender whose Revolving Percentage is less than the amount of such Lender’s Percentage (as defined in the Existing Agreement) applicable to its Revolving Commitment under the Existing Agreement immediately prior to the effectiveness of this Agreement as is necessary so that the aggregate principal amount of Revolving Advances held by such Lender as of the Agreement Effective Date shall equal such Lender’s Revolving Percentage of the aggregate principal amount of the Revolving Advances as of the Agreement Effective Date and (b) the Exiting Lenders as is necessary to repay in full the Revolving Loans owing to such Exiting Lenders. Except for Notes to be provided to the Revolving Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

(d)    Exiting Lenders. On the Agreement Effective Date, the Commitments of Citicorp North America, Inc. and Deutsche Bank Trust Company Americas (each, an “Exiting Lender”) shall be terminated, all outstanding amounts due under the Existing Agreement and the other Loan Documents (as defined in the Existing Agreement) to the Exiting Lenders on the Agreement Effective Date shall be paid in full, and each Exiting Lender (i) shall cease to be a Lender under the Existing Agreement and (ii) shall not be a Lender under this Agreement.

2.2.    Ratable and Non Ratable Advances. Revolving Advances (other than Swingline Advances) hereunder shall consist of Revolving Loans made from the Revolving Lenders ratably based on each Revolving Lender’s Revolving Percentage. Term Advances hereunder shall consist of Term Loans made from the Term Lenders ratably based on each Term Lender’s Term Percentage. Swingline Loans shall be made by the Swingline Lender in accordance with Section 2.16. The Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.3.    Final Principal Payment. Any outstanding Revolving Advances and all other unpaid obligations related or allocable to the Revolving Commitments shall be paid in full by the Borrower on the Revolving Facility Termination Date. Any outstanding Term Advances, and all other unpaid Obligations related or allocable to the Term Commitments and any other obligations under this Agreement not specifically related or allocable to either the Revolving Commitments or the Term Commitments shall be paid in full by the Borrower on the Term Facility Termination Date.

2.4.    Unused Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment an unused facility fee (the “Unused Fee”) equal to an aggregate amount computed on a daily basis by multiplying (i) the Unused Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the excess of the Revolving Commitments over the Outstanding Revolving Amount on such day. The Unused Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Revolving Commitments in their entirety. From and after the Investment Grade Rating Date, no further Unused Fees shall accrue hereunder.

2.5.    Facility Fee. From and after the Investment Grade Rating Date, a facility fee (the “Facility Fee”) shall accrue and be payable by Borrower to the Administrative Agent for the account of each Revolving Lender and shall be computed on a daily basis by multiplying (i) the Facility Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the Revolving Commitments in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Revolving Commitments in their entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Lender with a Revolving Commitment an aggregate amount equal to the sum of such Lender’s Revolving Percentage of the daily amount of such Facility Fee, based on such Lender’s Revolving Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.

2.6.    Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arrangers pursuant to the Borrower’s letter agreement with the Administrative Agent, the Arrangers and Wells Fargo Bank, National Association dated as of April 2, 2013 (the “Fee Letter”).

2.7.    Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Floating Rate Advance constituting a Revolving Advance may be in the amount of the unused aggregate Revolving Commitments.

2.8.    Principal Payments.

(a)    Optional. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Advances without prior notice to the Administrative Agent. A LIBOR Rate Advance may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day. Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances and then to repay the Term Advances. If a Default has occurred and is continuing such principal payment shall be applied as provided in Section 8.5.

(b)    Mandatory. Mandatory partial principal payments shall be due from time to time if, (i) due to an increase in the aggregate amount of Unsecured Indebtedness of the Consolidated Group or any reduction in the Unencumbered Pool Value or in the Adjusted Unencumbered Pool NOI, whether by an Unencumbered Pool Property failing to continue to satisfy the requirement for qualification as a Qualifying Unencumbered Pool Property or by a reduction in the Unencumbered Pool Value or the Adjusted Unencumbered Pool NOI attributable to any Unencumbered Pool Property, the Unsecured Indebtedness of the Consolidated Group (excluding from such Unsecured Indebtedness any Guarantee Obligations) shall be in excess of the maximum amount permitted to be outstanding under clause (iii) of Section 6.21 or (ii) without limiting the effect of any other provision of this Agreement requiring such a principal payment, any of the categories of the Obligations described in clauses (i) - (iii) of Section 2.1 shall be in excess of the maximum amount set forth in the applicable clause. Such principal payments shall be in the amount needed to restore Borrower to compliance with such covenants or such maximum amount. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from results reported in a quarterly financial statement of Borrower and related Compliance Certificate, ten (10) Business Days after delivery of such quarterly financial statement and Compliance Certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of written notice from the Administrative Agent of the existence of any condition requiring any such mandatory principal payment (which written notice shall include reasonably detailed evidence in support of such determination).

2.9.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable to each Advance from time to time in accordance with this Section or Section 2.10, as applicable. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit G and made a part hereof (i) not later than 1:00 p.m. Cleveland, Ohio time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, (ii) not later than 10:00 a.m. Cleveland, Ohio time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance and (iii) not later than 10:00 a.m. Cleveland, Ohio time on the same day as the Borrowing Date for each Swingline Advance, which shall specify:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)    the aggregate amount of such Advance,

(iii)    the Type of Advance selected,

(iv)    if such Advance is a Swingline Advance, and Borrower desires to have the One Day LIBOR Rate apply for the duration of such Swingline Advance, a request to that effect; and

(v)    in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable thereto.

Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland, Ohio to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than noon (Cleveland, Ohio time). The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No LIBOR Interest Period may end after the applicable Facility Termination Date and, unless the Required Lenders otherwise agree in writing, in no event may there be more than seven (7) different LIBOR Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.10.     Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable Interest Period therefore, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a “Conversion/Continuation Notice” requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a LIBOR Rate Advance and vice versa; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 10:00 a.m. (Cleveland, Ohio time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:

(i)    the requested date which shall be a Business Day, of such conversion or continuation;

(ii)    the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the Interest Period applicable thereto.

2.11.     Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate in effect from time to time. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the LIBOR Rate applicable to such LIBOR Rate Advance.

2.12.     Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the LIBOR Rate otherwise applicable to such LIBOR Rate Advance for such Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.13.    Method of Payment.

(i)    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available United States funds to the Administrative Agent on behalf of the Lenders at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders.

(ii)    As provided elsewhere herein, all Revolving Lenders’ interests in the Revolving Advances, all Term Lenders’ interests in the Term Advances, and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to

Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent on behalf of the Lenders but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.

2.14.    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent on behalf of the Lenders to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, with respect to interest on the Term Advances at the repayment in full of the Term Advances, and, with respect to interest accrued on the Revolving Advances, upon any termination of the Revolving Commitment in its entirety. Interest, Unused Fees, Facility Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.    Swingline Advances. In addition to the other options available to the Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.9 hereof. All Swingline Advances shall bear interest at either the Floating Rate or, if Borrower has given written notice to the Administrative Agent as described in Section 2.9 when requesting such Swingline Advance, at the One Day LIBOR Rate, as it may be adjusted over the duration of such Swingline Advance. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay

Swingline Advances from subsequent Advances hereunder. On the fifth (5th) Business Day after such a Swingline Advance was made, if such Swingline Advance has not been repaid by the Borrower, each Revolving Lender irrevocably agrees to purchase its Revolving Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of an Unmatured Default or Default hereunder provided that Swingline Lender did not have actual knowledge of such Unmatured Default or Default at the time the Swingline Advance was made and provided further that no Revolving Lender shall be required to have total outstanding Revolving Loans plus its Revolving Percentage of Facility Letters of Credit exceed its Revolving Commitment. Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by noon (Cleveland time), and otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Revolving Loan made by the purchasing Revolving Lenders and not by the selling Revolving Lender for all purposes under this Agreement and the payment of the purchase price by a Revolving Lender shall be deemed to be the making of a Revolving Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Revolving Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Revolving Lenders. If prior to purchasing its Revolving Percentage of a Swingline Advance one of the events described in Section 7.7 shall have occurred and such event prevents the consummation of the purchase contemplated by preceding provisions, each Revolving Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Revolving Percentage of such Swingline Advance. From and after the date of each Revolving Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Revolving Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Revolving Lender fails to so purchase its Revolving Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.

2.17.    Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18.    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.19.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent on behalf of the Lenders of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.20.    Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) has demanded compensation from Borrower under Section 3.2, or (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (c) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3 or (d) either voted against or failed to respond to any written request made by the Administrative Agent seeking approval of any amendment to or waiver of any provision of this Agreement, if at least the Required Lenders voted in favor of such proposed amendment or waiver or (e) is a Defaulting Lender; with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or not an Eligible Assignee, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21.     Usury. This Agreement, each Note and each other Loan Document are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of any Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the sums due under any Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the applicable Loans until payment in full so that the rate or amount of interest on account of such Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to such Loan for so long as such Loan is outstanding.

2.22.     Termination or Increase in Commitments. Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent and the Lenders, to terminate or cancel, in whole or in part, the unused portion of the Revolving Commitments in excess of the Outstanding Revolving Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Any partial termination of the Revolving Commitments shall be applied to reduce the Lender’s Revolving Commitments on a pro rata basis. Once terminated or reduced, the Revolving Commitments may not be reinstated or increased thereafter. Provided Borrower has not exercised any right to terminate or reduce the Revolving Commitments, Borrower shall also have the right from time to time, provided no Default or Unmatured Default has occurred and is then continuing, upon at least 10 Business Days’ notice to the Administrative Agent and the Lenders, to increase the aggregate Commitments by up to $450,000,000 to a maximum aggregate amount not to exceed $1,450,000,000 by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of any such new lender if it is not an Eligible Assignee) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments. Such increases may be increases in Revolving Commitments or Term Commitments or a combination thereof. In no event will any existing Lender be obligated to provide any portion of any such increase in the Commitments unless such Lender shall specifically agree in writing to provide an increase in its Commitment at such time. On the effective date of any such increase, Borrower shall pay to the Arrangers such fees as may be agreed to by each Arranger and the Borrower and to each new lender or then-current Lender providing such additional Commitment the up-front fee agreed to between Borrower and such party. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase by Borrower, the Administrative Agent and the new lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. In addition, the Subsidiary Guarantors shall execute a consent to such increase ratifying and continuing their obligations under the Subsidiary Guaranty. On the effective date of each such increase in the aggregate Revolving Commitments, Borrower and the Administrative Agent shall cause the new or existing Revolving Lenders providing such increase to hold its or their Revolving Percentage of all Revolving Advances outstanding at the close of business on such day, by funding more than its or their Revolving Percentage of new Revolving Advances made on such date or by purchasing shares of outstanding Revolving Loans held by the other Revolving Lenders or by a combination thereof. The Lenders agree to cooperate in any required sale and purchase of outstanding Revolving Advances to achieve such result. In no event shall the aggregate Commitments exceed $1,450,000,000 without the approval of all Lenders which are not then Defaulting Lenders.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1    Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on a date sixty (60) days prior to the Revolving Facility Termination Date.

2A.2    Types and Amounts. The Issuing Bank shall not have any obligation to:

(i)    issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)    issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the then-applicable Outstanding Revolving Amount would exceed the then-current aggregate Revolving Commitments or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii)    issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the sixtieth (60th) day prior to the Revolving Facility Termination Date, provided that, if Borrower then has an unexpired option to extend the Revolving Facility Termination Date under Section 2.1, Borrower may request an expiration date during such extension so long as Borrower specifically acknowledges that it shall deposit the full undrawn amount of any such Facility Letter of Credit into the Letter of Credit Collateral Account on or before the then-current Revolving Facility Termination Date, if any such extension is not exercised or is not exercisable.

2A.3    Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof and in the balance of this Article IIA, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)    the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii)    as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular; and

(iii)    there shall not exist any Default or Unmatured Default.

2A.4    Procedure for Issuance of Facility Letters of Credit.

(a)    Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:

(i)    the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(ii)    the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(iii)    the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day which is not less than sixty (60) days prior to the Revolving Facility Termination Date except as provided in Section 2A.2(iii) above);

(iv)    the purpose for which such Facility Letter of Credit is to be issued;

(v)    the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(vi)    any special language required to be included in the Facility Letter of Credit.

At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued and shall execute and deliver the Issuing Bank’s customary letter of credit application and reimbursement agreement with respect thereto. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a). Administrative Agent shall, promptly upon request by a Revolving Lender, provide a copy of such Letter of Credit Request to such Revolving Lender.

(b)    Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(c)    The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d)    The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5    Reimbursement Obligations; Duties of Issuing Bank.

(a)    The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute a Revolving Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate; provided that if a Default exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b)    Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Revolving Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6     Participation.

(a)    Immediately upon (i) the Agreement Effective Date in the case of the Existing Facility Letters of Credit and (ii) the issuance on or after the Agreement Effective Date by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Revolving Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder. Each Revolving Lender’s obligation to make further Revolving Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Revolving Percentage of the undrawn portion of each Facility Letter of Credit outstanding.

(b)    In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Revolving Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Lender’s payments of its Revolving Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Loan by such Lender and shall constitute outstanding principal under such Lender’s Note. The failure of any Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c)    Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent on behalf of the Revolving Lenders and the Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) pay to each Revolving Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Revolving Percentage thereof.

(d)    Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.

(e)    The obligations of a Revolving Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7    Payment of Reimbursement Obligations.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)    the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii)    any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)    the occurrence of any Default or Unmatured Default.

(b)    In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Revolving Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8     Compensation for Facility Letters of Credit.

(a)    The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders with a Revolving Commitment (including the Issuing Bank), based upon such Lenders’ respective Revolving Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the Applicable Margin for Revolving Advances in effect from time to time hereunder while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Revolving Facility Termination Date or any other earlier date that the Obligations are due and payable in full. The Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) remit such Facility Letter of Credit Fees, when paid, to the other Lenders with a Revolving Commitment in accordance with their Revolving Percentages thereof. The Borrower shall not have any liability to any Revolving Lender for the failure of the Administrative Agent to promptly deliver such funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b)    The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (A) $1,500 or (B) one eighth of one percent (0.125%) per annum to be calculated on the face amount of each Facility Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis. The issuance fee shall be payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out of pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

2A.9    Letter of Credit Collateral Account.

The Borrower hereby agrees that it will immediately upon the request of the Administrative Agent or prior to the Revolving Facility Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Revolving Facility Termination Date related to any outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of each of the Lenders holding a Revolving Commitment, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof. The Administrative Agent shall have the authority to establish, for the benefit of the Lenders, the Letter of Credit Collateral Account upon the occurrence of a Default under Section 7.6 or 7.7; provided that, the Administrative Agent shall not establish the Letter of Credit Collateral Account prior to the occurrence of a Default under Section 7.6 or 7.7.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1.    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or any other Change:

(i)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Revolving Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Revolving Commitment, then, within 15 days of a demand by such Lender accompanied by reasonable evidence of the occurrence of the applicable event under clauses (i), (ii) or (iii) above, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.    Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Agreement Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Agreement Effective Date which affects the amount of capital required or expected to be maintained by any Lender or any lending office of such Lender or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Agreement Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3.    Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender shall promptly notify the Administrative Agent thereof and the Administrative Agent shall, with written notice to Borrower, suspend the availability of LIBOR Rate Advances and require any LIBOR Rate Advances to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of LIBOR Rate Advances with respect to any LIBOR Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a LIBOR Rate Advance does not accurately reflect the cost of making such a LIBOR Rate Advance, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of any LIBOR Rate Advances made after the date of any such determination. If the Borrower is required to so repay a LIBOR Rate Advance, (a) with respect to Revolving Advances, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Floating Rate and (b) with respect to Term Advances, such LIBOR Rate Advances shall be converted to Floating Rate Advances.

3.4.    Funding Indemnification. If any payment of a LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Rate Advance is not made or continued on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5.    Taxes.

(i)    All payments by the Borrower to or for the account of any Lender or the Administrative Agent on behalf of the Lenders hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent on behalf of the Lenders, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent on behalf of the Lenders (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)    The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent on behalf of the Lenders or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefore pursuant to Section 3.6.

(iv)    Each Lender that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)    For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(vi)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article III or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

(viii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.6.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1.    Initial Advance. The Existing Agreement shall not be deemed to be amended and restated as contemplated by this Agreement and the Lenders shall not be required to make the initial Advance hereunder or issue the initial Facility Letters of Credit hereunder, unless (a) the Borrower shall, prior to or concurrently with such initial Advance or issuance, have paid all fees due and payable to the Lenders, the Arrangers and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, the following:

(a)    The duly executed originals of the Loan Documents, including the Notes payable to the order of each of the Lenders, this Agreement, the Disclosure Letter and the Subsidiary Guaranty;

(b)    Certificates of good standing for the Borrower and each Subsidiary Guarantor, from the State of Maryland for the Borrower and the states of organization of each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date;

(c)    Copies of the formation documents (including code of regulations, if appropriate) of the Borrower and the Subsidiary Guarantors, certified by an officer of the Borrower or such Subsidiary Guarantor, as appropriate, together with all amendments thereto;

(d)    Incumbency certificates, executed by an officer of the Borrower, IWR Protective Corporation, a Delaware corporation, Inland Western RC-I GP, LLC, a Delaware limited liability company, and Inland Western RC-I LP, LLC, a Delaware limited liability company, which shall identify by name and title the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower and each Subsidiary Guarantor, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or such Subsidiary Guarantor, as applicable;

(e)    Copies of resolutions of the board of directors, sole member or other governing body, as applicable, of the Borrower and each Subsidiary Guarantor (and with respect to the resolutions of the board of directors of each of the Borrower and IWR Protective Corporation, certified by a Secretary or an Assistant Secretary of such entity), authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and each Subsidiary Guarantor hereunder;

(f)    A written opinion of the Borrower’s and Subsidiary Guarantors’ counsel, addressed to the Lenders in substantially the form of Exhibit F hereto or such other form as the Administrative Agent may reasonably approve;

(g)    A certificate, signed by an officer of the Borrower, stating that on the initial Borrowing Date (i) no Default or Unmatured Default has occurred and is continuing, (ii) all representations and warranties of the Borrower are true and correct, (iii) neither Borrower nor any Subsidiary Guarantor has suffered any material adverse changes, and (iv) no action, suit, investigation or proceeding, pending or threatened, exists in any court or before any arbitrator or governmental authority that purports to materially and adversely affect the Borrower, any Subsidiary Guarantor or any transaction contemplated hereby, or that could have a material adverse effect on the Borrower, or any Subsidiary Guarantor or any transaction contemplated hereby or on the ability of the Borrower, or any Subsidiary Guarantor to perform its obligations under the Loan Documents, provided that such certificate is in fact true and correct;

(h)    The most recent financial statements of the Borrower;

(i)    Written money transfer instructions addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(j)    Evidence that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid, or will be paid out of the proceeds of the initial Advance hereunder;

(k)    A pro forma Compliance Certificate pursuant to Section 6.1(v);

(l)    Evidence satisfactory to the Administrative Agent of payment in full of all amounts due to any lenders under the Existing Agreement which are not continuing as Lenders hereunder;

(m)    A certificate signed by an officer of the Borrower, setting forth in reasonable detail the calculation of the Unencumbered Pool Value;

(n)    All information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(o)    Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably and customarily acceptable to the parties and their respective counsel.

4.2.    Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

(i)    There exists no Default or Unmatured Default; and

(ii)    The representations and warranties contained in Article V are true and correct as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.    Existence. The Borrower is a corporation duly organized and validly existing under the laws of the State of Maryland. The Borrower has its principal place of business in Oak Brook, Illinois and is duly qualified as a foreign entity, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary Guarantor is duly organized and validly existing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity, properly licensed (if required), and in good standing, and has all requisite authority to conduct its business, in each jurisdiction in which its business is conducted, except where the failure to be so organized, validly existing, qualified, licensed, in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect.

5.2.    Authorization and Validity. Each of the Borrower and the Subsidiary Guarantors has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its respective obligations thereunder, except, solely with respect to the Subsidiary Guarantors, where the failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by each of the Borrower and the Subsidiary Guarantors of the Loan Documents to which it is a party and the performance of its respective obligations thereunder have been duly authorized by proper corporate proceedings except, solely with respect to the Subsidiary Guarantors, where the failure to have been duly authorized could not reasonably be expected to have a Material Adverse Effect. The Loan Documents constitute legal, valid and binding obligations of the Borrower and the Subsidiary Guarantors party thereto enforceable against the Borrower and the Subsidiary Guarantors, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and except, solely with respect to the Subsidiary Guarantors, where the failure of the Loan Documents to be legal, valid, binding and enforceable obligations could not reasonably be expected to have a Material Adverse Effect.

5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any of the Subsidiary Guarantors of the Loan Documents to which any of them is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation, by-laws, articles of organization, articles of formation, certificates of trust, limited partnership certificates, operating agreements, trust agreements, or limited partnership agreements, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien (other than Permitted Liens set forth in Section 6.16) in, of or on the Property of the Borrower or a

Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required for the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4.    Financial Statements; Material Adverse Effect. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. Since December 31, 2012, there has been no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5.    Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and (b) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such taxes could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Effective Date, no tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries, taken as a whole, in respect of any taxes or other governmental charges are adequate.

5.6.    Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1.

5.7.    Subsidiaries. All of the issued and outstanding shares of capital stock of all Subsidiary Guarantors that are corporations have been duly authorized and issued and are fully paid and non-assessable, except to the extent that the failure or non-compliance of the same could not reasonably be expected to have a Material Adverse Effect.

5.8.    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9.    Accuracy of Information. To Borrower’s knowledge, no information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.

5.10.    Regulation U. The Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

5.11.    [Intentionally Omitted].

5.12.    Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received any written notice to the effect that their operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13.    Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it, other than those assets represented by mortgage receivables that are required to be consolidated despite the fact that title to the mortgaged assets is not in the Borrower or any of its Subsidiaries and except, solely with respect to the Subsidiaries, to the extent that the failure to have such title or the existence of such Liens could not reasonably be expected to have a Material Adverse Effect.

5.14.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15.    [Intentionally Omitted].

5.16.    Solvency.

(i)     Immediately after the Agreement Effective Date and immediately following the making of each Loan, after giving effect to the application of the proceeds of such Loans and after the issuance of each Facility Letter of Credit, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)    The Borrower does not intend to, or to permit any Subsidiary Guarantor to, and does not believe that it or any Subsidiary Guarantor will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary Guarantor and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Guarantor, except, solely with respect to the Subsidiary Guarantors, to the extent the same could not reasonably be expected to have a Material Adverse Effect.

5.17.    Insurance The Borrower and its Subsidiaries carry insurance on their Projects, including the Unencumbered Pool Properties, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(i)    Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(ii)    Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(iii)    Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(iv)    Comprehensive general liability or umbrella insurance in the amount of $20,000,000 per occurrence.

5.18.    Borrower Status. The Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.19.    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    To the knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.

(b)    To the knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c)    Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    To the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(f)    To the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.20.    OFAC Representation. The Borrower is not, and shall not be at any time, a person with whom the Lenders are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or

Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Administrative Agent any information that the Administrative Agent deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

5.21.    Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect:

(i)    Borrower and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(ii)    Borrower and each of its Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(iii)    No claim has been asserted by any Person with respect to the use of any Intellectual Property by Borrower or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and

(iv)    The use of such Intellectual Property by Borrower and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower or any of its Subsidiaries.

5.22.    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as provided in the Fee Letter, no other similar fees or commissions will be payable by any Lender for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Person ancillary to the transactions contemplated hereby.

5.23.    Unencumbered Pool Properties. As of the Agreement Effective Date, Schedule 1 is, in all material respects, a correct and complete list of all Unencumbered Pool Properties. Each of the assets included by the Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

5.24.    No Bankruptcy Filing. Neither Borrower nor any Subsidiary Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any of such Persons.

5.25.    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower or the Subsidiary Guarantors with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

5.26.    Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower and the Subsidiary Guarantors. The direct and indirect benefits to inure to Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to guaranty the Obligations (subject to and pursuant to the terms of this Agreement), Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and its subsidiaries to have available financing to conduct and expand their business. Borrower and its Subsidiaries constitute a single integrated financial enterprise and receives a benefit from the availability of credit under this Agreement.

5.27.    Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.

5.28.    [Intentionally Omitted].

5.29.    Anti-Terrorism Laws.

(i)    None of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its other Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Patriot Act.

(ii)    None of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its other Affiliates, or any of its brokers or other agents acting or benefiting from the Facility is a Prohibited Person. A “Prohibited Person” is any of the following:

(1)    a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

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(3)    a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)    a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5)    a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii)    None of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its other Affiliates or any of its brokers or other agents acting in any capacity in connection with the Facility (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Borrower shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower’s compliance herewith).

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.    Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(i)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Borrower and its Subsidiaries, financial statements prepared in accordance with GAAP, including an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated income statement and statement of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, if any, all certified by an Authorized Officer of the Borrower;

(ii)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Borrower and its Subsidiaries, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by an Authorized Officer of the Borrower:

(1)    a schedule listing all Projects and summary information for each Project, including location, square footage, occupancy, Net Operating Income, debt, and such additional information on all Projects as may be reasonably requested by the Administrative Agent,

(2)    a statement of the Adjusted Unencumbered Pool NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter, and

(3)    such information as is reasonably requested by the Administrative Agent to determine compliance with the covenants contained in Sections 6.21(iii)-(iv) of this Agreement;

(iii)    As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent, and indicating no material weakness in Borrower’s internal controls, together with such additional information and consolidating schedules as may be reasonably requested by the Administrative Agent;

(iv)    As soon as available, but in any event not later than 90 days after the close of each fiscal year for the Borrower and its Subsidiaries, a statement detailing the contributions to Consolidated NOI from each individual Project for the prior fiscal year in form and substance reasonably satisfactory to the Administrative Agent, certified by an Authorized Officer of the Borrower;

(v)    Together with the quarterly and annual financial statements required hereunder, a Compliance Certificate showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to the knowledge of the Authorized Officer signing such Compliance Certificate, no

Default or Unmatured Default exists, or if, to such Authorized Officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof. The parties hereto acknowledge and agree that any amendment to Sections 6.20 and 6.21 of the Existing Agreement (and any related defined terms to the extent utilized when determining compliance with such Sections) effected by the Agreement shall be deemed effective as of March 31, 2013. Accordingly, the Compliance Certificate required to be delivered with respect to the fiscal quarter ending on March 31, 2013 shall be substantially in the form of Exhibit D attached hereto and not Exhibit D attached to the Existing Agreement;

(vi)    As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(vii)    As soon as possible and in any event within 10 days after receipt by an Authorized Officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;

(viii)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished, including without limitation all form 10-K and 10-Q reports filed with the SEC; and

(ix)    Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2.    Use of Proceeds.

(a)    The Borrower will use the proceeds of the Advances solely (i) to finance the cost of the Borrower’s or its Subsidiaries’ acquisition, development and redevelopment of Projects, and related tenant improvements, capital expenditures, leasing commissions, (ii) for bridge debt financing, and (iii) for working capital (but in all circumstances excluding the repurchase of any common shares of the Borrower), including without limitation payment of “earn-outs,” other payments Borrower or any Subsidiary is contractually obligated to make as a result of any prior acquisitions of Projects, contractually obligated payments for redemptions of membership interests under limited liability company operating agreements, and margin payments with respect to Marketable Securities.

(b)    Without limitation of the foregoing, the Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender or (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto.

6.3.    Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default promptly after an Authorized Officer obtains knowledge of the same and of any other development, financial or otherwise (including the filing of material litigation), which could reasonably be expected to have a Material Adverse Effect.

6.4.    Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of Projects, and any business activities and investments incidental thereto.

6.5.    Taxes. The Borrower will pay, and will cause each Subsidiary to pay, when due all federal and all other material taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6.    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8.    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9.    Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent) upon reasonable prior written notice to an Authorized Officer and at no cost or expense to Borrower (unless a Default shall then exist), by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.10.    Maintenance of Status. The Borrower shall at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11.    Dividends. Borrower may (i) make any distributions in redemption of any Capital Stock of the Borrower and (ii) make or declare any dividends or similar distributions with respect to its common Capital Stock so long as the Dividend Payout Ratio of the Borrower shall not exceed 95%, provided that during the continuation of any Default under the Loan Documents, Borrower shall only be permitted to make or declare such dividends or distributions after obtaining the written consent of the Administrative Agent and Required Lenders. The Borrower shall, on a quarterly basis, deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of the application of Dividend Reinvestment Proceeds and a certificate from an Authorized Officer of the Borrower that the Borrower shall continue to be in compliance with all applicable provisions of the Code and its bylaws and operating covenants after giving effect to such dividends or distributions. Notwithstanding the foregoing, the Borrower shall be permitted at all times to declare and distribute the minimum amount of dividends necessary to maintain its tax status as a real estate investment trust.

6.12.    Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger (other than mergers in which the Borrower (in any merger involving the Borrower) or one of its Subsidiaries is the survivor and mergers of Subsidiaries as part of transactions that are not otherwise prohibited by the Agreement or any other Loan Document), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Subsidiaries or between the Borrower and a Subsidiary, (b) mergers solely to change the jurisdiction of organization of a Subsidiary, (c) transfers to or from any co-owner of an interest in any Subsidiary pursuant to buy/sell or similar rights granted in such Subsidiary’s organizational documents and (d) mergers involving Subsidiaries to which a Substantial Portion of Total Asset Value is not attributable collectively.

6.13.    [Intentionally Omitted].

6.14.    Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.

6.15.    [Intentionally Omitted].

6.16.    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books, or which are on a Project whose contribution to Total Asset Value is either less than the outstanding principal balance of Secured Indebtedness encumbering such Project or does not exceed such principal balance by more than five percent (5%);

(ii)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

(iii)    Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)    Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; and

(v)    Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.

6.17.    Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18.    Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will they permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, except to the extent entered into for the purpose of protecting the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

6.19.    [Intentionally Omitted].

6.20.    Consolidated Net Worth. The Borrower shall maintain a Consolidated Net Worth of not less than $2,479,996,657, plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by the Borrower after the Agreement Effective Date.

6.21.    Indebtedness and Cash Flow Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit:

(i)    the Leverage Ratio to exceed sixty percent (60.0%);

(ii)    the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00;

(iii)    the Unencumbered Leverage Ratio to exceed sixty percent (60%) provided that no breach of this Section 6.21(iii) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.8(b);

(iv)    the Unencumbered Interest Coverage Ratio to be less than 1.75 to 1:00; and

(v)    Secured Indebtedness to be more than (a) fifty percent (50%) of Total Asset Value from the Agreement Effective Date until May 13, 2014, and (c) forty-five percent (45%) of Total Asset Value from May 13, 2014 and at all times thereafter.

6.22.    Environmental Matters. The Borrower and its Subsidiaries shall:

(a)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and its respective officers, directors, agents and representatives from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefore. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d)    Prior to the acquisition of a new Project after the Agreement Effective Date, perform or cause to be performed a commercially reasonable environmental investigation with respect to such Project. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.

6.23.    Limitations on Certain Investments. The Borrower shall not, and shall not permit any Subsidiary to, make an Investment in or otherwise own the following items if the aggregate value of such Investments and other items under each of the following clauses (a) through (e) would at any time exceed the individual percentage of Total Asset Value limits stated in such clause and the aggregate value of all such Investments and items under all such clauses on a combined basis would at any time exceed twenty-five percent (25%) of Total Asset Value:

(a)    Unimproved Land and any other land not included in Unimproved Land or Construction in Progress — five percent (5%) of Total Asset Value;

(b)    Investments in Investment Affiliates (valued at the greater of the cash investment in that entity by the Borrower or the portion of Total Asset Value attributable to such entity or its assets as the case may be) — fifteen percent (15%) of Total Asset Value;

(c)    Construction in Progress — ten percent (10%) of Total Asset Value;

(d)    First Mortgage Receivables — five percent (5%) of Total Asset Value; and

(e)    Marketable Securities — five percent (5%) of Total Asset Value.

6.24.    [Intentionally Omitted].

6.25.    Negative Pledges. The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall enter into or be subject to any agreement governing any Indebtedness which constitutes a Negative Pledge other than (i) restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, (ii) covenants in any Unsecured Indebtedness requiring that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Indebtedness of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Pool (including without limitation clauses (iii) and (iv) of Section 6.21 above), but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets or (iii) Negative Pledges with respect to any Project that is not an Unencumbered Pool Property (it being agreed that a Project that is included as an Unencumbered Pool Property that becomes subject to a Negative Pledge not otherwise permitted under clause (d) of the definition of the term “Qualifying Unencumbered Pool Property” shall be deemed removed as an Unencumbered Pool Property).

6.26.    Subsidiary Guaranty.

(a)    On the Agreement Effective Date, Borrower shall cause each of its existing Subsidiaries listed on Schedule 2, which includes all current subsidiaries of Borrower other than Excluded Subsidiaries, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. The Borrower shall cause each Subsidiary which satisfies any of the following applicable conditions to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty within 10 Business Days of such Subsidiary first satisfying such condition: (i) during the period from the Agreement Effective Date until the Investment Grade Rating Date, each Subsidiary which is hereafter acquired or formed (other than Excluded Subsidiaries) and (ii) on and after the Investment Grade Rating Date, each Subsidiary (other than a Subsidiary of Borrower which (A) owns a single Project encumbered by Liens securing Secured Indebtedness permitted to exist hereunder or (B) is not a Wholly-Owned Subsidiary of Borrower) that either (x) incurs, acquires or suffers to exist Guarantee Obligations, or otherwise becomes obligated with respect to, any Indebtedness of another Person or (y) incurs, acquires or suffers to exist any Recourse Indebtedness, provided, that, the Borrower shall not be obligated to cause such Subsidiary to execute and deliver a joinder to the Subsidiary Guaranty as a result of the immediately preceding clause (i) if the Borrower reasonably and in good faith expects or intends such Subsidiary to become an Excluded Subsidiary after the date of such acquisition or formation. If a Subsidiary that is initially not required to join in a Subsidiary Guaranty because it was an Excluded Subsidiary is later not precluded from doing so, then Borrower shall cause such Subsidiary to join in the Subsidiary Guaranty. At the time any Subsidiary becomes a Subsidiary Guarantor, the Borrower shall be deemed to make to the Administrative Agent and the Lenders all of the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in the Agreement and the other Loan Documents to the extent they apply to such Subsidiary Guarantor.

(b)    From time to time, the Borrower may request, upon not less than two (2) Business Days prior written notice to the Administrative Agent, that a Subsidiary Guarantor be released from the Subsidiary Guaranty, and upon receipt of such request the Administrative Agent shall release, such Subsidiary Guarantor from the Subsidiary Guaranty so long as: (i) on and after the Investment Grade Rating Date, such Subsidiary Guarantor is not, or immediately upon its release will not be, required to be a party to the Subsidiary Guaranty under the immediately preceding subsection (a)(ii), (ii) no Unmatured Default or Default will exist immediately following such release; and (iii) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the date of such release and immediately after giving effect to such release, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)    On the Investment Grade Rating Date, each Subsidiary Guarantor that is not required to be a party to the Subsidiary Guaranty under the immediately preceding subsection (a)(ii) shall automatically be deemed released as a Subsidiary Guarantor so long as (i) no Unmatured Default or Default will exist immediately following such release; and (ii) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the date of such release and immediately after giving effect to such release, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Unless notified by the Administrative Agent to the contrary, the occurrence of the Investment Grade Rating Date shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (as of the Investment Grade Rating Date) are true and correct. The Administrative Agent shall execute such documents and instruments as the Borrower may reasonably request, and at the Borrower’s sole cost and expense, to evidence such release.

6.27.    Amendments to Organizational Documents. As and to the extent the same would have a Material Adverse Effect, the Borrower shall not permit any amendment to be made to its organizational documents without the prior written consent of the Required Lenders.

6.28.    Post Closing Deliveries. The Borrower shall cause the items set forth on Schedule 6.28 to be delivered to the Administrative Agent not later than the date indicated for each such item on such Schedule.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.    Nonpayment of any principal payment due hereunder or under any Note when due. Nonpayment of interest upon any Note or of any Unused Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.2.    The breach of any of the terms or provisions of Article VI (other than Sections 6.1, 6.5, 6.7, 6.8, 6.16, 6.22, 6.25 and 6.26).

7.3    Any representation or warranty made or deemed made by or on behalf of the Borrower or any other members of the Consolidated Group to the Lenders or the Administrative Agent under or in connection with the Agreement, any Loan, or any material certificate or information delivered in connection with the Agreement or any other Loan Document shall be materially false on the date as of which made.

7.4.    The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of the Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.5.    Failure of the Borrower or any other member of the Consolidated Group to pay when due (A) any Recourse Indebtedness with respect to which the aggregate recourse liability exceeds $50,000,000 or (B) before the Investment Grade Rating Date, any other Indebtedness in excess of $150,000,000 in the aggregate (any Indebtedness in excess of the limits described in clauses (A) or (B) being referred to herein as “Material Indebtedness”); or the default by the Borrower or any other member of the Consolidated Group in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes, or with respect only to clause (A) above, permits, any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, provided however that (i) in the case of Secured Indebtedness which is not Recourse Indebtedness, the failure to pay any such Indebtedness when due shall not constitute a Default, and such Indebtedness shall be excluded from and shall not be counted toward the applicable aggregate limits described in clauses (A) and (B) above, so long as the only default by Borrower or such member is the failure to pay such Indebtedness when due at maturity and Borrower or such member is actively pursuing the extension or refinancing of such Indebtedness and the holder of such Indebtedness has not initiated a foreclosure of its Lien or proceedings to have a receiver appointed for the collateral securing such Indebtedness, except that (x) the deferral under this clause shall not extend for more than ninety (90) days after the maturity date of such Indebtedness, subject to extension of such deferral period for an additional thirty (30) days if prior to the expiration of such 90 day period Borrower has provided to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that Borrower or such member is continuing to diligently pursue such an extension or refinancing, and (y) the aggregate amount of such Secured Indebtedness that may be at any time be excluded from and not counted toward the applicable aggregate limits described in clauses (A) and (B) above as a result of such deferral shall not exceed $100,000,000 and any excess over $100,000,000 shall be included in and counted toward such limits under clauses (A) and (B) above, (ii) certain existing Secured Indebtedness described in the Disclosure Letter in the aggregate outstanding principal amount of approximately $4,600,000 shall be excluded from and not counted toward any calculations of Material Indebtedness if the default under such Secured Indebtedness arises solely from a transfer of interests in the Borrower in violation of covenants against transfers of indirect interests in the obligors thereunder and (iii) certain other existing Secured Indebtedness described in the Disclosure Letter in the outstanding principal amount of approximately $26,900,000 which is currently outstanding beyond the maturity date thereof shall be excluded from and not counted toward Material Indebtedness regardless of any default thereunder and non-payment of such other Secured Indebtedness shall not in any event give rise to a Default hereunder.

7.6    The Borrower or any other member of the Consolidated Group (other than any such other member of the Consolidated Group that, together with all other members of the Consolidated Group (other than Borrower) then subject to any proceeding or condition described in this Section or the immediately following Section 7.7, does not account for more than 5.0% of Total Asset

Value at such time) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.7.    A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any other member of the Consolidated Group (other than any such other member of the Consolidated Group that, together with all other members of the Consolidated Group (other than Borrower) then subject to any proceeding or condition described in this Section or the immediately preceding Section 7.6, does not account for more than 5.0% of Total Asset Value at such time) or for any Substantial Portion of the Property of the Borrower or such other member of the Consolidated Group, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any such other member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.8.    The Borrower or any other member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders issued in proceedings with respect to which Borrower or such member has been properly served or has been given due and proper written notice for the payment of money in an amount which, (excluding, however, any such judgments or orders related to any then outstanding Indebtedness which is not Recourse Indebtedness and which was not paid when due or is otherwise in default as described in Section 7.5 above, not to exceed, if such Indebtedness is included in Material Indebtedness, in the aggregate the $150,000,000 limit set forth in such Section 7.5 if such limit is then applicable), when added to all other judgments or orders outstanding against the Borrower or any other member of the Consolidated Group would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.9.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.

7.10.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.11.    The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.12.    The attempted revocation, challenge, disavowment, or termination by the Borrower or any Subsidiary Guarantor of any of the Loan Documents.

7.13.    Any Change in Control shall occur.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and to issue Facility Letters of Credit hereunder shall automatically terminate and the Facility Obligations (including an amount equal to the stated amount of all Facility Letters of Credit outstanding as of the date of the occurrence of such Default for deposit into the Letter of Credit Collateral Account) shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Facility Obligations to be due and payable, or both, whereupon (i) if the Required Lenders have elected to accelerate, the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion, until receipt of a subsequent direction from the Required Lenders), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower under the Loan Documents and to exercise all other rights and remedies available under applicable law.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Facility Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within 10 days after acceleration of the maturity of the Facility Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.    Amendments. Subject to the provisions of this Article VIII and clauses (ii) and (iii) in the definition of the term “Required Lenders”, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders affected by such agreement of waiver:

(i)    Extend the Revolving Facility Termination Date (except as provided in Section 2.1) or the Term Facility Termination Date, forgive all or any portion of the principal amount of any Loan or accrued interest thereon or of the Facility Letter of Credit Obligations or of the Unused Fee or Facility Fee, reduce any of the Applicable Margins (or modify any definition herein which would have the effect of reducing any of the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or Unused Fees, Facility Fees or Facility Letter of Credit Fees;

(ii)    Release any Subsidiary Guarantor, except as permitted in Section 6.26, from any liability it may undertake with respect to the Obligations;

(iii)    Change the percentage specified in the definition of Required Lenders;

(iv)    Increase the Aggregate Commitment beyond $1,450,000,000, provided that no Lender’s Commitment can be increased without the consent of such Lender;

(v)    Amend the definitions of Revolving Commitment, Term Commitment, Revolving Percentage, Term Percentage or Percentage;

(vi)    Permit the Borrower to assign its rights under the Agreement or otherwise release the Borrower from any portion of the Obligations;

(vii)    Cause any collateral security held by the Administrative Agent on behalf of any of the Lenders to be held other than on a pro rata basis (except for the Letter of Credit Collateral Account pursuant to Section 2A.9);

(viii)    Cause any Subsidiary Guarantor to guarantee the Obligations on any basis other than a pro rata basis; or

(ix)    Amend Sections 2.13, 8.1, 8.2, 8.5 or 11.2.

No amendment of any provision of the Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended, and the scheduled date for payment of any amount owing to such Defaulting Lender may not be extended, without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

8.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4.    Insolvency of Borrower. In the event of the insolvency of the Borrower, the Commitments shall automatically terminate, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

8.5.    Application of Funds. If a Default exists, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)    to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)    to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)    to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Facility Letter of Credit Obligations and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (c) payable to them;

(d)    to payment of that portion of the Obligations constituting unpaid principal of the Loans and Facility Letter of Credit Obligations and to deposit in the Letter of Credit Collateral Account the undrawn amounts of Letters of Credit, ratably among the Lenders, and the Issuing Bank in proportion to the respective amounts described in this clause (d) held by them; and

(e)    the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

GENERAL PROVISIONS

9.1.    Survival of Representations. All representations and warranties of the Borrower contained in the Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2.    Governmental Regulation. Anything contained in the Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.    Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

9.4.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6.    Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7.    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent), paid or incurred by the Administrative Agent in connection with the administration, amendment, modification, and enforcement of the Loan Documents, provided that reimbursement for such fees and expenses for attorneys will be limited to one counsel for the Administrative Agent and, if applicable, one local counsel in each material jurisdiction for the Administrative Agent. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders), paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout), provided that reimbursement for such fees and expenses for attorneys will be limited to one additional counsel for all of the Lenders, if applicable, one additional counsel per specialty area and one local counsel per applicable jurisdiction, and additional counsel as necessary in the event of an actual or potential conflict of interest among the Lenders and the Administrative Agent. The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their directors, employees, and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefore whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to (i) the Agreement, (ii) the entering into the Agreement, (iii) the establishment of the credit facility in favor of Borrower, (iv) the other Loan Documents, (v) the Projects, (vi) the Administrative Agent or any Lender as creditors in possession of Borrower’s information, (vii) the Administrative Agent or any Lender as material creditors being alleged to have direct or indirect influence, (viii) the transactions contemplated hereby, or (ix) the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined in a final non-appealable judgment of a court of competent jurisdiction. The Borrower agrees not to assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their or their respective Affiliates’ officers, directors, employees, attorneys and agents, on any theory of liability, for consequential or punitive damages arising out of or otherwise relating to any facility hereunder, the actual or proposed use of the Loans or any Letter of Credit, the Loan Documents or the transactions contemplated thereby. The Borrower agrees that during the term of the Agreement, it shall under no circumstances claim, and hereby waives, any right of offset, counterclaim or defense against the Administrative Agent or any Lender with respect to the Obligations arising from, due to, related to or caused by any obligations, liability or other matter or circumstance which is not the Obligations and is otherwise unrelated to the Agreement. Any assignee of a Lender’s interest in and to the Agreement, its Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which the Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by the Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by the Borrower. The obligations of the Borrower under this Section shall survive the termination of the Agreement.

9.8.    Numbers of Documents. If requested by the Administrative Agent, any statement, notice, closing document, or request hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 8.2); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

9.10.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11.    Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13.    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR

ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.14.    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15.    USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1.    Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of the Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in the Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) shall perform its duties with respect to the administration of the Facility in the same manner as it does when it is the sole lender under this type of facility but does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in the Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives, provided that the Administrative Agent shall, in any case, not be released from liability to the Lenders for damages or losses incurred by them as a result of the Administrative Agent’s gross negligence or willful misconduct.

10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct or, in the case of the Administrative Agent, its breach of an express obligation under the Agreement; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4.    No Responsibility for Loans, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of the Agreement.

10.9.    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by the Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiaries are not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11.    Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). The Administrative Agent may be removed at any time with cause (which shall include, without limitation, the Administrative Agent becoming a Defaulting Lender) by written notice received by the Administrative Agent from the Required Lenders (but excluding, for purposes of calculating the percentage needed to constitute Required Lenders in such instance, the Commitment of the Administrative Agent from the Aggregate Commitment and the Advances held by the Administrative Agent from the total outstanding Advances), such removal to be effective on the date specified by such Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, with approval of the Borrower (so long as no Default shall then be in existence), which such approval shall not be unreasonably withheld or delayed, to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and, if applicable, so approved by the Borrower, within forty-five days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Lender (but, so long as no Default shall then be in existence, with the consent of the Borrower), appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall in all events be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents arising from and after such date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Issuing Bank and the Swingline Lender under any of the Loan Documents, the resigning or removed Administrative Agent shall continue to hold such Collateral Security until such time as a successor Administrative Agent is appointed). After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12.    Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred or upon it otherwise having actual knowledge of any Default or Unmatured Default, the Administrative Agent shall notify each of the Lenders of such fact.

10.13.    Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request, unless the consent or approval of affected Lenders is required for the requested action as provided under any of clauses (i) through (vii) of Section 8.2, in which event failure to so respond shall not be deemed to be an approval of such request.

10.14.    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.2.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Defaulting Lender that is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2A.6 in respect of Facility Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay, as applicable, the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Facility Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their respective Revolving Percentages and Term Percentages (determined without giving effect to the immediately following subsection (d)), as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees.

(i)    No Defaulting Lender that is a Revolving Lender shall be entitled to receive any fee payable under Section 2.4 or 2.5, as applicable, for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)    Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the fee payable under Section 2A.8(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Facility Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Facility Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Facility Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article IV are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)    Cash Collateral, Repayment of Swingline Loans.

(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)    At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Facility Letters of Credit issued and outstanding at such time.

(iii)    The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligation of the Defaulting Lenders that are Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting

Exposure of the Issuing Bank with respect to Facility Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Facility Letters of Credit shall be applied to the satisfaction of the obligation of the Defaulting Lenders that are Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)    Defaulting Lender Cure. If the Borrower and the Administrative Agent, and in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender and the Issuing Bank, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Revolving Percentages and Term Percentages (determined without giving effect to the immediately preceding subsection (d)), as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders having been a Defaulting Lender.

(g)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund a new Swingline Loan and the Issuing Bank shall not be required to issue any new Facility Letter of Credit or, extend, renew or increase any outstanding Facility Letter of Credit unless the Defaulting Lender’s participation in such new Swingline Loan and all outstanding Swingline Loans or new Facility Letter of Credit and all outstanding Facility Letters of Credit, as applicable, has been (i) reallocated in accordance with Section 10.14(d) or (ii) Cash Collateralized in accordance with Section 10.14(e).

10.15.    Additional Agents. None of the Documentation Agents or the Syndication Agent as designated on the cover of the Agreement have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.    Participations.

(i)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under the Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(ii)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of affected Lenders pursuant to the terms of any of clauses (i) through (vii) of Section 8.2 or of any other Loan Document.

(iii)    Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the

Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.    Assignments.

(i)    Permitted Assignments. Any Lender may, in accordance with applicable law, at any time assign to any Eligible Assignee, without any approval from the Borrower except as provided in the definition thereof and set forth in this Section 12.3 (any such assignees being referred to herein as “Purchasers”), all or any portion (greater than or equal to $5,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $5,000,000) of its rights and obligations under the Loan Documents. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit H hereto or in such other form as may be agreed to by the parties thereto (an “Assignment Agreement”). The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser (x) in the case of an assignment by a Revolving Lender, which is not a Revolving Lender or an Affiliate thereof or a fund related thereto and (y) in the case of an assignment by a Term Lender, which is not a Lender or an Affiliate thereof or fund related thereto. Such consent shall not be unreasonably withheld or delayed.

(ii)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit H hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(ii), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Commitment, as adjusted pursuant to such assignment.

(iii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans and, in the case of a Defaulting Lender that is a Revolving Lender, participations in Facility Letters of Credit and Swingline Loans, in accordance with its Revolving Percentage and Term Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each Notice of Assignment (and attached Assignment Agreement) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII.

NOTICES

13.1.    Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under the Agreement or any other Loan Document shall be in writing and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

13.2.    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

13.3.    Electronic Delivery of Information.

(a)    Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent and the Borrower hereby agree to accept notices and other communications to the other party hereunder by electronic delivery pursuant to procedures approved by both the Administrative Agent and the Borrower for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. local time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower and the Lenders by the Administrative Agent.

ARTICLE XIV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent, either by electronic transmission by email with a pdf copy or other electronic reproduction of an executed page attached or by telephone, that it has taken such action.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Third Amended and Restated Credit Agreement as of the date first above written.

RETAIL PROPERTIES OF AMERICA, INC.

By:	/s/ Angela M. Aman
Print Name: Angela M. Aman
Title: Executive Vice President, Chief Financial Officer and Treasurer

2021 Spring Road, Suite 200

Oak Brook, IL 60523

Phone: 630-634-4230

Facsimile: 630-756-4185

Attention: Angela M. Aman

with a copy to:

2021 Spring Road, Suite 200

Oak Brook, IL 60523

Phone: 630-634-4190

Facsimile: 630-282-7465

Attention: Dennis Holland

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Nathan Weyer
Print Name: Nathan Weyer
Title: Vice President

KeyBank Real Estate Capital 1200 Abernathy Road NE, Suite 1550 Atlanta, GA 30328 Phone: 770-510-2130 Facsimile: 770-510-2195 Attention: Nathan Weyer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Sam Supple
Print Name: Sam Supple
Title: Senior Vice President

123 North Wacker Drive, Suite 1900 Chicago, Illinois 60606 Phone: (312) 269-4817 Facsimile: (312) 782-0969 Attention: Sam Supple

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Michael W. Edwards
Print Name: Michael W. Edwards
Title: Senior Vice President

135 S. LaSalle St, IL4-135-06-11 Chicago, IL 60603 Phone: 312-828-5175 Facsimile: 312-537-6740 Attention: Michael W. Edwards

Signature Page to Credit Agreement

CITIBANK, N.A.

By:	/s/ Ricardo James
Print Name: Ricardo James
Title: Vice President

388 Greenwich Street, Fl. 23 New York, NY 10013 Phone: (212) 816-4947 Attention: John C. Rowland

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Perry Forman
Print Name: Perry Forman
Title: Director

By:	/s/ George Reynolds
Print Name: George Reynolds
Title: Director

Deutsch Bank Securities Inc. 60 Wall Street, 10th Floor New York, New York 10005 Phone: 202-250-2362 Facsimile: 212-797-4496 Attention: George Reynolds

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Laura Auwerda
Print Name: Laura Auwerda
Title: Executive Vice President

PNC Real Estate 1 N. Franklin, Suite 2150 Phone: 312-338-2226 Facsimile: 312-384-4623 Attention: Joel Dalson

Signature Page to Credit Agreement

REGIONS BANK

By:	/s/ Kevin W. Murry
Print Name: Kevin W. Murry
Title: Director

Phone: 972-738-5072 Facsimile: 972-738-5028 Attention: Kevin W. Murry

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Chad Hale
Print Name: Chad Hale
Title: Director

40 King St. West, 55th Flr. Toronto, ON M5H 1H1 Canada Phone: 416-350-1173 Facsimile: 416-350-1161 Attention: Chad Hale

Signature Page to Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Curt M. Steiner
Print Name: Curt M. Steiner
Title: Senior Vice President

290 South LaSalle Street Suite 210 Chicago, IL 60604 Phone: 312.325.8756 Facsimile: 312.325.8852 Attention: Curt M. Steiner

Signature Page to Credit Agreement

CAPITAL ONE, N.A.

By:	/s/ Frederick H. Denecke
Print Name: Frederick H. Denecke
Title: Vice President

Phone: 703-720-6760 Facsimile: 703-720-2026 Attention: Frederick H. Denecke

Signature Page to Credit Agreement

FIFTH THIRD BANK an Ohio Banking Corporation

By:	/s/ Michael Glandt
Print Name: Michael Glandt
Title: Vice President

222 S. Riverside Plaza, Suite 30 Chicago, IL 60606 Phone: (312) 704 5914 Facsimile: (312) 704 7364 Attention: Michael Glandt

Signature Page to Credit Agreement

UNION BANK, N.A.

By:	/s/ Andrew Romanosky
Print Name: Andrew Romanosky
Title: Vice President

Phone: (312) 601-3945 Facsimile: (312) 601-3955 Attention: Andrew Romanosky

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Ahaz Armstrong
Print Name: Ahaz Armstrong
Title: Assistant Vice President

Phone: (336) 733-2575 Facsimile: (336) 733-2740 Attention: Michael Karamat

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mark Frankel
Print Name: Mark Frankel
Title: Vice President

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William Karl
Print Name: William Karl
Title: General Manager

Sumitomo Mitsui Banking Corp. Phone: 212-224-4124 Facsimile: 212-224-4887 Attention: Kathy Synakowsky

Signature Page to Credit Agreement

SCHEDULE I

COMMITMENTS

Lender	Revolving Commitment Amount	Term Commitment Amount
Wells Fargo Bank, National Association	$55,000,000	$45,000,000
KeyBank National Association	$55,000,000	$45,000,000
Bank of America, N.A.	$44,000,000	$36,000,000
Citibank, N.A.	$44,000,000	$36,000,000
Deutsche Bank AG New York Branch	$44,000,000	$36,000,000
PNC Bank, National Association	$44,000,000	$36,000,000
Regions Bank	$44,000,000	$36,000,000
The Bank of Nova Scotia	$39,875,000	$32,625,000
U.S. Bank, National Association	$39,875,000	$32,625,000
Capital One, N.A.	$27,500,000	$22,500,000
Fifth Third Bank, an Ohio Banking Corporation	$27,500,000	$22,500,000
Union Bank, N.A.	$27,500,000	$22,500,000
Branch Banking and Trust Company	$19,250,000	$15,750,000
JPMorgan Chase Bank, N.A.	$19,250,000	$15,750,000
Sumitomo Mitsui Banking Corporation	$19,250,000	$15,750,000
Totals	$550,000,000	$450,000,000

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Azalea Square Phase III Summerville, South Carolina	RPAI Summerville Azalea Square III Limited Partnership, a Tennessee limited partnership	#

Bangor Parkade Bangor, Maine	RPAI Bangor Parkade, L.L.C., a Delaware limited liability company	#

Battle Ridge Pavilion Powder Springs, Georgia	RPAI Powder Springs Battle Ridge, L.L.C., a Delaware limited liability company	#

Bed Bath & Beyond Plaza Westbury, New York	RPAI Westbury Merchants Plaza, L.L.C., a Delaware limited liability company	#

Bellevue Mall Nashville, Tennessee	Bellevue Development, LLC, a Delaware limited liability company	#

Bluebonnet Parc Baton Rouge, Louisiana	RPAI Baton Rouge, L.L.C., a Delaware limited liability company	#

Boulevard at the Capital Centre Largo, Maryland	Capital Centre LLC, a Maryland limited liability company	#

Centre at Laurel Laurel, Maryland	Centre at Laurel LLC, a Maryland limited liability company	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Century III Plaza West Mifflin, Pennsylvania	RPAI West Mifflin Century III, L.P., an Illinois limited partnership

Citizens Property Tax Insurance Building Jacksonville, Florida	RPAI Jacksonville Southpoint, L.L.C., a Delaware limited liability company	#

Colony Square Sugar Land, Texas	RPAI Sugar Land Colony Limited Partnership, an Illinois limited partnership	#

Crockett Square at Morristown, Morristown, Tennessee	RPAI Morristown Crockett, L.L.C., a Delaware limited liability company	#

Crown Theater Plaza Hartford, Connecticut	RPAI Hartford New Park, L.L.C., a Delaware limited liability company	#

Darien Towne Center Darien, Illinois	RPAI Darien, L.L.C., a Delaware limited liability company	#

Davis Towne Crossing, North Richland Hills, Texas	RPAI North Richland Hills Davis Limited Partnership, an Illinois limited partnership	#

Diebold Warehouse, Distribution and Service Center Building Green, Ohio	RPAI Green Global Gateway, L.L.C., a Delaware limited liability company	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Eckerd Drug Store Atlanta, Georgia	RPAI Atlanta Cascade Avenue, L.L.C., a Delaware limited liability company	#

Eckerd Drug Store Hellertown, Pennsylvania	RPAI Hellertown Main Street DST, a Delaware statutory trust	#

Eckerd Drug Store Lebanon, Pennsylvania	RPAI Lebanon 9TH Street DST, a Delaware statutory trust	#

Eckerd Drug Store Punxsutawney, Pennsylvania	RPAI Punxsutawney Mahoning Street DST, a Delaware statutory trust	#

Fairgrounds Plaza Middletown, New York	RPAI Middletown Fairgrounds Plaza, L.L.C., a Delaware limited liability company	#

Five Forks Blockbuster Outlot Greenville, South Carolina	RPAI Greenville Five Forks Outlot, L.L.C., a Delaware limited liability company	#

Five Forks Shopping Center Greenville, South Carolina	RPAI Greenville Five Forks, L.L.C., a Delaware limited liability company	#

Gateway Plaza II College Station, Texas	RPAI College Station Gateway II Limited Partnership, a Illinois limited partnership	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Gateway Plaza III College Station, Texas	RPAI College Station Gateway III, L.L.C., a Delaware limited liability company	#

Gateway Plaza Shopping Center Southlake, Texas	RPAI Southlake Limited Partnership, a Illinois limited partnership	#

Gerry Centennial Plaza Oswego, Illinois	RPAI Oswego Gerry Centennial, L.L.C., a Delaware limited liability company	#

Golfsmith Altamonte Springs, Florida	RPAI Altamonte Springs State Road, L.L.C., a Delaware limited liability company	#

Governor’s Marketplace Tallahassee, Florida	RPAI Tallahassee Governor’s One, L.L.C., a Delaware limited liability company	#

Hewitt Associates Lincolnshire, Illinois	Half Day LLC, a Delaware limited liability company	#

Hartford Life Insurance Building Maple Grove, Minnesota	RPAI Maple Grove Wedgwood, L.L.C., a Delaware limited liability company	#

Henry Town Center McDonough, Georgia	RPAI McDonough Henry Town, L.L.C., a Delaware limited liability company	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Home Depot Center Pittsburgh, Pennsylvania	RPAI Pittsburgh William Penn, L.P., an Illinois limited partnership	#

Lake Mead Crossing Henderson, Nevada	Lake Mead Crossing, LLC, a Nevada limited liability company	#

Lakepointe Towne Crossing Lewisville, Texas	RPAI Lewisville Lakepointe Limited Partnership, an Illinois limited partnership	#

Lakewood Towne Center Lakewood, Washington	RPAI Lakewood, L.L.C., a Delaware limited liability company	#

Low Country Village – Phase I Bluffton, South Carolina	RPAI Bluffton Low Country, L.L.C., a Delaware limited liability company	#

Low Country Village – Phase II Bluffton, South Carolina	RPAI Bluffton Low Country II, L.L.C., a Delaware limited liability company	#

Manchester Meadows Shopping Center Town and Country, Missouri	RPAI Town and Country Manchester, L.L.C., a Delaware limited liability company	#

Mansfield Towne Crossing Mansfield, Texas	RPAI Mansfield Limited Partnership, an Illinois limited partnership	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Maple Tree Place Williston, Vermont	RPAI Williston Maple Tree, L.L.C., a Delaware limited liability company	#

Mervyn’s Oceanside	Inland Western MDS Portfolio, L.L.C., a Delaware limited liability company	#

Mervyn’s Turlock	Inland Western MDS Portfolio, L.L.C., a Delaware limited liability company	#

Mid Hudson Center Poughkeepsie, New York	RPAI Poughkeepsie Mid-Hudson, L.L.C., a Delaware limited liability company	#

Mitchell Ranch Plaza Shopping Center New Port Richey, Florida	RPAI New Port Richey Mitchell, L.L.C., a Delaware limited liability company	#

Mountain View Kalispell, Montana	RPAI Kalispell Mountain View, L.L.C., a Delaware limited liability company	#

Mountain View Plaza Phase II Kalispell, Montana	RPAI Kalispell Mountain View II, L.L.C., a Delaware limited liability company	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Newnan Crossing Phase II Newnan, Georgia	RPAI Newnan Crossing II, L.L.C., a Delaware limited liability company	#

Northwood Crossing Northport, Alabama	RPAI Northport Northwood, L.L.C., a Delaware limited liability company	#

Orange Plaza (Golfland Plaza) Orange, Connecticut	RPAI Orange 53 Boston, L.L.C., a Delaware limited liability company	#

Pacheco Pass Phase I Gilroy, California	RPAI Gilroy I, L.L.C., a Delaware limited liability company	#

Pacheco Pass Phase II Gilroy, California	RPAI Gilroy II, L.L.C., a Delaware limited liability company	#

Page Field Commons Fort Myers, Florida	RPAI Fort Myers Page Field, L.L.C., a Delaware limited liability company	#

Paradise Shoppes of Prominence Point Canton, Georgia	RPAI Canton Paradise, L.L.C., a Delaware limited liability company	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Parkway Towne Crossing Frisco, Texas	RPAI Frisco Parkway Limited Partnership, a Texas limited partnership	#

Pine Ridge Plaza Lawrence, Kansas	RPAI Lawrence, L.L.C., a Delaware limited liability company	#

Plaza Santa Fe II Santa Fe, New Mexico	RPAI Santa Fe, L.L.C., a Delaware limited liability company	#

Powell Center Lewis Center, Ohio	RPAI Lewis Center Powell, L.L.C., a Delaware limited liability company	#

Preston Trail Village Dallas, Texas	RPAI Dallas Preston Trail Limited Partnership, a Texas limited partnership	#

Preston Trail Village Pad Dallas, Texas	RPAI Dallas Preston Trail Pad Limited Partnership, a Texas limited partnership	#

Rasmussen College Office Center Brooklyn Park, Minnesota	RPAI Brooklyn Park 93rd Avenue, L.L.C., a Delaware limited liability company	#

Rave Theater Streets of Yorktown Houston, Texas	RPAI Houston Little York Limited Partnership, an Illinois limited partnership	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Raytheon Building State College, Pennsylvania	RPAI State College Science Park DST, a Delaware statutory trust	#

Red Bug Winter Springs, Florida	RPAI Winter Springs Red Bug, L.L.C., a Delaware limited liability company	#

Richard Allen Scientific Building Kalamazoo, Michigan	RPAI Kalamazoo WMU, L.L.C., a Delaware limited liability company	#

Ridge Tool Company Building Cambridge, Ohio	RPAI Cambridge Brick Church, L.L.C., a Delaware limited liability company	#

Royal Oaks Village II Houston, Texas	RPAI Houston Royal Oaks Village II Limited Partnership, an Illinois limited partnership	#

Shaw’s Supermarket New Britain, Connecticut	RPAI New Britain Main, L.L.C., a Delaware limited liability company	#

Shoppes of Prominence Point (Outlot A) Canton, Georgia	RPAI Canton Paradise Outlot, L.L.C., a Delaware limited liability company	#

Shops at 5 Plymouth, Massachusetts	RPAI Plymouth 5, L.L.C., a Delaware limited liability company	#

South Billings Center Billings, Montana	South Billings Center, LLC, a Delaware limited liability company	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Southlake Town Square – Office Southlake, Texas	Town Square Ventures V, L.P., a Texas limited partnership	#

Stanley Works Building Westerville, Ohio	RPAI Westerville Cleveland, L.L.C., a Delaware limited liability company	#

Stateline Station Kansas City, Missouri	RPAI Kansas City Stateline, L.L.C., a Delaware limited liability company	#

Stonebridge Plaza McKinney, Texas	RPAI McKinney Stonebridge Limited Partnership, an Illinois limited partnership	#

Stony Creek Marketplace II Noblesville, Indiana	RPAI Stony Creek II, L.L.C., a Delaware limited liability company	#

Stop & Shop Beekman, New York	RPAI Beekman, L.L.C., a Delaware limited liability company	#

The Brickyard Chicago, Illinois	RPAI Chicago Brickyard, L.L.C., a Delaware limited liability company	#

The Market at Polaris Columbus, Ohio	RPAI Columbus Polaris, L.L.C., a Delaware limited liability company	#

The Shoppes at Stroud Township Stroudsburg, Pennsylvania	RPAI Stroud Commons DST, a Delaware statutory trust	#

SCHEDULE 1 – UNENCUMBERED POOL PROPERTIES

Property Name	Entity	FEIN

Towne Crossing Lake Worth, Texas	RPAI Lake Worth Towne Crossing Limited Partnership, an Illinois limited partnership	#

Towson Circle Towson, Maryland	Towson Circle LLC, a Maryland limited liability company	#

Travelers Office Building Knoxville, Tennessee	RPAI Knoxville Corridor Park, L.L.C., a Delaware limited liability company	#

Travelers Office Building Parking Lot Knoxville, Tennessee	RPAI Knoxville Corridor Park II, L.L.C., a Delaware limited liability company	#

Wilton Square Saratoga Springs, New York	RPAI Saratoga Springs Wilton, L.L.C., a Delaware limited liability company	#

SCHEDULE 2

SUBSIDIARY GUARANTORS AS OF AGREEMENT EFFECTIVE DATE

1.	Bellevue Development, LLC, a Delaware limited liability company
2.	Capital Centre LLC, a Maryland limited liability company
3.	Centre at Laurel LLC, a Maryland limited liability company
4.	Half Day LLC, a Delaware limited liability company
5.	Inland Western MDS Portfolio, L.L.C., a Delaware limited liability company
6.	Inland Western JV Nashville Bellevue, L.L.C., a Delaware limited liability company
7.	Inland Western JV South Billings Associates, L.L.C., a Delaware limited liability company
8.	Inland Western RC-I GP, LLC, a Delaware limited liability company
9.	Inland Western RC-I LP, LLC, a Delaware limited liability company
10.	IWR Protective Corporation, a Delaware limited liability company
11.	Lake Mead Crossing, LLC, a Nevada limited liability company
12.	RPAI Altamonte Springs State Road, L.L.C., a Delaware limited liability company
13.	RPAI Atlanta Cascade Avenue, L.L.C., a Delaware limited liability company
14.	RPAI Bangor Parkade, L.L.C., a Delaware limited liability company
15.	RPAI Baton Rouge, L.L.C., a Delaware limited liability company
16.	RPAI Beekman, L.L.C., a Delaware limited liability company
17.	RPAI Bluffton Low Country II, L.L.C., a Delaware limited liability company
18.	RPAI Bluffton Low Country, L.L.C., a Delaware limited liability company
19.	RPAI Brooklyn Park 93rd Avenue, L.L.C., a Delaware limited liability company
20.	RPAI Cambridge Brick Church, L.L.C., a Delaware limited liability company
21.	RPAI Canton Paradise, L.L.C., a Delaware limited liability company
22.	RPAI Canton Paradise Outlot, L.L.C., a Delaware limited liability company
23.	RPAI Chicago Brickyard, L.L.C., a Delaware limited liability company
24.	RPAI College Station Gateway II Limited Partnership, a Illinois limited partnership
25.	RPAI College Station Gateway III, L.L.C., a Delaware limited liability company
26.	RPAI Columbus Polaris, L.L.C., a Delaware limited liability company
27.	RPAI Darien, L.L.C., a Delaware limited liability company
28.	RPAI Fort Myers Page Field, L.L.C., a Delaware limited liability company
29.	RPAI Frisco Parkway Limited Partnership, a Texas limited partnership
30.	RPAI Gilroy I, L.L.C., a Delaware limited liability company
31.	RPAI Gilroy II, L.L.C., a Delaware limited liability company
32.	RPAI Green Global Gateway, L.L.C., a Delaware limited liability company
33.	RPAI Greenville Five Forks, L.L.C., a Delaware limited liability company
34.	RPAI Greenville Five Forks Outlot, L.L.C., a Delaware limited liability company
35.	RPAI Hartford New Park, L.L.C., a Delaware limited liability company
36.	RPAI Hellertown Main Street DST, a Delaware statutory trust
37.	RPAI Houston Little York Limited Partnership, f/k/a Inland Western Houston Little York Limited Partnership, an Illinois limited partnership

38.	RPAI Houston Royal Oaks Village II Limited Partnership, an Illinois limited partnership
39.	RPAI Jacksonville Southpoint, L.L.C., a Delaware limited liability company
40.	RPAI Kalamazoo WMU, L.L.C., a Delaware limited liability company
41.	RPAI Kalispell Mountain View, L.L.C., a Delaware limited liability company
42.	RPAI Kalispell Mountain View II, L.L.C., a Delaware limited liability company
43.	RPAI Kansas City Stateline, L.L.C., a Delaware limited liability company
44.	RPAI Knoxville Corridor Park, L.L.C., a Delaware limited liability company
45.	RPAI Knoxville Corridor Park II, L.L.C., a Delaware limited liability company
46.	RPAI Lake Worth Towne Crossing Limited Partnership, an Illinois limited partnership
47.	RPAI Lakewood, L.L.C., a Delaware limited liability company
48.	RPAI Lawrence, L.L.C., a Delaware limited liability company
49.	RPAI Lebanon 9TH Street DST, a Delaware statutory trust
50.	RPAI Lewis Center Powell, L.L.C., a Delaware limited liability company
51.	RPAI Lewisville Lakepointe Limited Partnership, an Illinois limited partnership
52.	RPAI Mansfield Limited Partnership, an Illinois limited partnership
53.	RPAI Maple Grove Wedgwood, L.L.C., a Delaware limited liability company
54.	RPAI McDonough Henry Town, L.L.C., a Delaware limited liability company
55.	RPAI McKinney Stonebridge Limited Partnership, an Illinois limited partnership
56.	RPAI Middletown Fairgrounds Plaza, L.L.C., a Delaware limited liability company
57.	RPAI Morristown Crockett, L.L.C., a Delaware limited liability company
58.	RPAI New Britain Main, L.L.C., a Delaware limited liability company
59.	RPAI New Port Richey Mitchell, L.L.C., a Delaware limited liability company
60.	RPAI Northport Northwood, L.L.C., a Delaware limited liability company
61.	RPAI Orange 53 Boston, L.L.C., a Delaware limited liability company
62.	RPAI Oswego Gerry Centennial, L.L.C., a Delaware limited liability company
63.	RPAI Pittsburgh William Penn, L.P., an Illinois limited partnership
64.	RPAI Plymouth 5, L.L.C., a Delaware limited liability company
65.	RPAI Poughkeepsie Mid-Hudson, L.L.C., a Delaware limited liability company
66.	RPAI Powder Springs Battle Ridge, L.L.C., a Delaware limited liability company
67.	RPAI Punxsutawney Mahoning Street DST, a Delaware statutory trust
68.	RPAI Santa Fe, L.L.C., a Delaware limited liability company
69.	RPAI Saratoga Springs Wilton, L.L.C., a Delaware limited liability company
70.	RPAI Southlake Limited Partnership, a Illinois limited partnership
71.	RPAI State College Science Park DST, a Delaware statutory trust
72.	RPAI Stony Creek II, L.L.C., a Delaware limited liability company
73.	RPAI Stroud Commons DST, a Delaware statutory trust
74.	RPAI Sugar Land Colony Limited Partnership, an Illinois limited partnership
75.	RPAI Summerville Azalea Square III Limited Partnership, a Tennessee limited partnership
76.	RPAI Tallahassee Governor’s One, L.L.C., a Delaware limited liability company
77.	RPAI Town and Country Manchester, L.L.C., a Delaware limited liability company
78.	RPAI West Mifflin Century III, L.P., an Illinois limited partnership

79.	RPAI Westbury Merchants Plaza, L.L.C., a Delaware limited liability company
80.	RPAI Westerville Cleveland, L.L.C., a Delaware limited liability company
81.	RPAI Williston Maple Tree, L.L.C., a Delaware limited liability company
82.	RPAI Winter Springs Red Bug, L.L.C., a Delaware limited liability company
83.	South Billings Center, LLC, a Delaware limited liability company
84.	Town Square Ventures V, L.P., a Texas limited partnership
85.	Towson Circle LLC, a Maryland limited liability company
86.	RPAI I DST, a Delaware statutory trust
87.	RPAI Summerville Azalea Square III GP, L.L.C., a Delaware limited liability company
88.	RPAI Sugar Land Colony GP, L.L.C., a Delaware limited liability company
89.	RPAI College Station Gateway II GP, L.L.C., a Delaware limited liability company
90.	RPAI Southlake GP, L.L.C., a Delaware limited liability company
91.	RPAI Lewisville Lakepointe GP, L.L.C., a Delaware limited liability company
92.	RPAI Mansfield GP, L.L.C., a Delaware limited liability company
93.	RPAI Houston Royal Oaks Village II GP, L.L.C., a Delaware limited liability company
94.	RPAI Frisco Parkway GP, L.L.C., a Delaware limited liability company
95.	Town Square Ventures V GP, L.L.C., a Delaware limited liability company
96.	RPAI McKinney Stonebridge GP, L.L.C., a Delaware limited liability company
97.	RPAI Lake Worth Towne Crossing GP, L.L.C., a Delaware limited liability company
98.	RPAI Pittsburgh William Penn GP, L.L.C., a Delaware limited liability company
99.	RPAI Pittsburgh William Penn Partner, L.P., a Delaware limited partnership
100.	RPAI Houston Little York GP, L.L.C., f/k/a Inland Western Houston Little York GP, L.L.C., a Delaware limited liability company
101.	RPAI Continental Rave Houston, L.L.C., a Delaware limited liability company
102.	RPAI West Mifflin Century III GP, L.L.C., a Delaware limited liability company
103.	RPAI West Mifflin Century III Partner, L.P., a Delaware limited partnership
104.	RPAI North Richland Hills Davis Limited Partnership, an Illinois limited partnership
105.	RPAI Newnan Crossing II, L.L.C., a Delaware limited liability company
106.	RPAI Dallas Preston Trail Limited Partnership, a Texas limited partnership
107.	RPAI Dallas Preston Trail Pad Limited Partnership, a Texas limited partnership
108.	RPAI Dallas Preston Trail GP, L.L.C., a Delaware limited liability company
109.	RPAI Dallas Preston Trail Pad GP, L.L.C., a Delaware limited liability company
110.	RPAI North Richland Hills Davis GP, L.L.C., a Delaware limited liability company

SCHEDULE 3

EXISTING FACILITY LETTERS OF CREDIT

None.

SCHEDULE 6.28

POST CLOSING DELIVERIES

No later than June 12, 2013, the Borrower shall cause each of the Subsidiary Guarantors listed below to deliver to the Administrative Agent: (1) each of the items required under clauses (b), (c), (e) and (f) of Section 4.1(b) as they relate to such Subsidiary Guarantor and (2) such other documents and instruments as the Administrative Agent may reasonably request to the extent such other documents and instruments were previously delivered or requested with respect to the other Subsidiary Guarantors.

1.	RPAI I DST, a Delaware statutory trust
2.	RPAI Summerville Azalea Square III GP, L.L.C., a Delaware limited liability company
3.	RPAI Sugar Land Colony GP, L.L.C., a Delaware limited liability company
4.	RPAI College Station Gateway II GP, L.L.C., a Delaware limited liability company
5.	RPAI Southlake GP, L.L.C., a Delaware limited liability company
6.	RPAI Lewisville Lakepointe GP, L.L.C., a Delaware limited liability company
7.	RPAI Mansfield GP, L.L.C., a Delaware limited liability company
8.	RPAI Houston Royal Oaks Village II GP, L.L.C., a Delaware limited liability company
9.	RPAI Frisco Parkway GP, L.L.C., a Delaware limited liability company
10.	Town Square Ventures V GP, L.L.C., a Delaware limited liability company
11.	RPAI McKinney Stonebridge GP, L.L.C., a Delaware limited liability company
12.	RPAI Lake Worth Towne Crossing GP, L.L.C., a Delaware limited liability company
13.	RPAI Pittsburgh William Penn GP, L.L.C., a Delaware limited liability company
14.	RPAI Pittsburgh William Penn Partner, L.P., a Delaware limited partnership
15.	RPAI Houston Little York GP, L.L.C., f/k/a Inland Western Houston Little York GP, L.L.C., a Delaware limited liability company
16.	RPAI Continental Rave Houston, L.L.C., a Delaware limited liability company
17.	RPAI West Mifflin Century III GP, L.L.C., a Delaware limited liability company
18.	RPAI West Mifflin Century III Partner, L.P., a Delaware limited partnership
19.	Inland Western JV South Billings Associates, L.L.C., a Delaware limited liability company
20.	Inland Western MDS Portfolio, L.L.C., a Delaware limited liability company
21.	Bellevue Development, LLC, a Delaware limited liability company
22.	Inland Western JV Nashville Bellevue, L.L.C., a Delaware limited liability company
23.	South Billings Center, LLC, a Delaware limited liability company
24.	Lake Mead Crossing, LLC, a Nevada limited liability company
25.	RPAI Houston Little York Limited Partnership, f/k/a Inland Western Houston Little York Limited Partnership, an Illinois limited partnership
26.	RPAI Knoxville Corridor Park, L.L.C., a Delaware limited liability company
27.	RPAI Knoxville Corridor Park II, L.L.C., a Delaware limited liability company
28.	RPAI Lakewood, L.L.C., a Delaware limited liability company

29.	RPAI Lawrence, L.L.C., a Delaware limited liability company
30.	RPAI Santa Fe, L.L.C., a Delaware limited liability company
31.	RPAI Southlake Limited Partnership, a Illinois limited partnership
32.	RPAI Sugar Land Colony Limited Partnership, an Illinois limited partnership
33.	RPAI Tallahassee Governor’s One, L.L.C., a Delaware limited liability company
34.	RPAI Winter Springs Red Bug, L.L.C., a Delaware limited liability company
35.	RPAI Morristown Crockett, L.L.C., a Delaware limited liability company
36.	RPAI Summerville Azalea Square III Limited Partnership, a Tennessee limited partnership
37.	IWR Protective Corporation, a Delaware limited liability company
38.	RPAI North Richland Hills Davis Limited Partnership, an Illinois limited partnership
39.	RPAI Newnan Crossing II, L.L.C., a Delaware limited liability company
40.	RPAI Dallas Preston Trail Limited Partnership, a Texas limited partnership
41.	RPAI Dallas Preston Trail Pad Limited Partnership, a Texas limited partnership
42.	RPAI Dallas Preston Trail GP, L.L.C., a Delaware limited liability company
43.	RPAI Dallas Preston Trail Pad GP, L.L.C., a Delaware limited liability company
44.	RPAI North Richland Hills Davis GP, L.L.C., a Delaware limited liability company

The parties hereto agree and acknowledge that the delivery of the documents referred to above on the Agreement Effective Date as they relate to such Subsidiary Guarantors was waived as a condition to closing.

EXHIBIT A

APPLICABLE MARGINS AND FACILITY FEE PERCENTAGES

Prior to the Investment Grade Rating Date, the interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not in good faith object to the information provided in such certificate. In the event any such Compliance Certificate is not delivered by Borrower when due under Section 6.1(v) the Administrative Agent shall have the right, if so directed by the Required Lenders, to increase the Applicable Margins to the next higher level until such Compliance Certificate is delivered, by delivering written notice thereof to Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such Compliance Certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original Compliance Certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice or on demand of the Administrative Agent if the Aggregate Commitments have terminated. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Leverage Ratio	Applicable Margin for Revolving Advances	Applicable Margin for Term Advances
<45%	1.50%	1.45%
>45%, <50%	1.70%	1.65%
>50%, <55%	1.85%	1.80%
>55%, <60%	2.05%	2.00%

On, and at all times after, the Investment Grade Rating Date, the Applicable Margins thereafter shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Credit Ratings of Borrower, and the Facility Fee Percentage shall be similarly determined. Any subsequent change in any of the Borrower’s Credit Ratings which would cause a different level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s Credit Ratings have changed, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower’s Credit Ratings.

A-1

The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate to determine the LIBOR Rate for any LIBOR Interest Period and the Facility Fee Percentage shall be determined as follows:

Credit Rating (S&P and Moody’s)	Applicable Margin for Revolving Advances	Applicable Margin for Term Advances	Facility Fee Percentage
At least A- or A3	0.90%	1.05%	0.15%
At least BBB+ or Baa1	1.00%	1.15%	0.15%
At least BBB or Baa2	1.10%	1.30%	0.20%
At least BBB- or Baa3	1.35%	1.65%	0.30%
Below BBB- and Baa3	1.70%	2.05%	0.35%

If each of the rating agencies assigns a Credit Rating which corresponds to different levels in the above table, the Applicable Margin and Facility Fee Percentage will be determined based on the level corresponding to the higher Credit Rating of the assigned Credit Ratings. If either of the rating agencies ceases to assign a Credit Rating to the Borrower, the Applicable Margin and Facility Fee Percentage will be determined based on the level corresponding to the Credit Rating assigned by the other rating agency. During any period after the Investment Grade Rating Date in which the Borrower ceases to be rated by both rating agencies, the Applicable Margins and Facility Fee Percentage shall be determined based on a Credit Rating of “Below BBB- and Baa3”, effective in each case as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such cessation has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware of such cessation, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such cessation.

A-2

EXHIBIT B

FORM OF NOTE

[AMENDED AND RESTATED]1 NOTE

[DATE]

Retail Properties of America, Inc., a corporation organized under the laws of the State of Maryland (the “Borrower”), promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Third Amended and Restated Credit Agreement, dated as of May 13, 2013, among the Borrower, KeyBank National Association, individually and as Administrative Agent (the “Administrative Agent”), and the other Lenders named therein (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), in immediately available funds at the Administrative Agent’s address specified pursuant to Article XIII of the Agreement, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Revolving Loans and the Term Loans in full on the respective Facility Termination Date or such earlier date as may be required under the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder, provided, that the failure of the Lender to make such a recordation or any error in such recordation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this [Amended and Restated] Note (this “Note”) and the Agreement.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Agreement and reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and any other Loan Document for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any

1 Bracketed language throughout to be used if Lender has previously received a Note.

payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefore, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Illinois.

[This Note is given in replacement of the Note previously delivered to the Lender under the Existing Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the undersigned has executed and delivered this [Amended and Restated] Note under seal as of the date written above.

RETAIL PROPERTIES OF AMERICA, INC.

By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

[AMENDED AND RESTATED] NOTE OF RETAIL PROPERTIES OF AMERICA, INC.,

DATED

Date	Principal Amount of Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

EXHIBIT C

FORM OF AMENDMENT REGARDING INCREASE

This Amendment Regarding Increase (this “Amendment”) is made as of                     , 201    , by and among Retail Properties of America, Inc. (the “Borrower”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and one or more existing or new “Lenders” shown on the signature pages hereof.

RECITALS

A.    Borrower, Administrative Agent and certain other Lenders have entered into a Third Amended and Restated Credit Agreement dated as of May 13, 2013 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.    Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with Commitments in an aggregate principal amount of up to $1,000,000,000, which consists of Revolving Commitments of up to $550,000,000 and Term Commitments of up to $450,000,000. Borrower and the Administrative Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things, [(i)] increase the aggregate [Revolving Commitments/Term Commitments] to $                    [; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement]2.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.    The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.    From and after                     ,             (the “Effective Date”), [(i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents,]3 and [(ii) [name of existing Lenders] shall each be deemed to have increased its Commitment]4, each having a [Term Commitment/Revolving Commitment] as of the Effective Date in the amount set forth for such Lender on Schedule I of this Amendment. Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.

2 To be used if any new Lenders are joining the Credit Agreement.

3 To be used if any new Lenders are joining the Credit Agreement.

4 To be used if any existing Lenders are increasing their respective Commitments.

3.    From and after the Effective Date, the aggregate [Revolving Commitments/Term Commitments] shall equal                      Dollars ($        ,000,000) and the Aggregate Commitments shall equal                      Dollars ($        ,000,000).

4.    For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5.    Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and Borrower has no offsets or claims against any of the Lenders.

6.    As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

7.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

RETAIL PROPERTIES OF AMERICA, INC., a Maryland corporation

By:

Print Name:

Title:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Print Name:

Title:

[NAME OF EXISTING LENDER]

By:

Print Name:

Title:

[NAME OF NEW LENDER]

By:

Print Name:

Title:

Phone:

Facsimile:
Attention:

Schedule I

Commitments

EXHIBIT D

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent

1200 Abernathy Road NE, Suite 1550

Atlanta, GA 30328

Re:

Third Amended and Restated Credit Agreement dated as of May 13, 2012 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between RETAIL PROPERTIES OF AMERICA, INC. (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”), and the Lenders.

Reference is made to the Agreement. Capitalized terms used in this Compliance Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting period.

The undersigned hereby further certifies to the Lenders that:

1.    Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

2.    Review of Condition. The undersigned has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

3.    Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period (except, in each case, to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents as expressly noted on Schedule B hereto.

4.    Covenants. To the undersigned’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.

5.    No Unmatured Default. To the undersigned’s actual knowledge, no Default or Unmatured Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this         day of                     , 201    .

RETAIL PROPERTIES OF AMERICA, INC.

By:

Print Name:

Title:

SCHEDULE A TO COMPLIANCE CERTIFICATE

COMPLIANCE CALCULATIONS

SCHEDULE B TO COMPLIANCE CERTIFICATE

EXCEPTIONS, IF ANY

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY

This Second Amended and Restated Subsidiary Guaranty (this “Guaranty”) is made as of                 , by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.     Retail Properties of America, Inc., a corporation organized under the laws of the State of Maryland (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a combined term loan and revolving credit facility available to Borrower in an aggregate principal amount of $1,000,000,000, subject to possible future increase to an aggregate of $1,450,000,000 (the “Facility”).

B.     The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Third Amended and Restated Credit Agreement dated as of May 13, 2013 among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified, supplemented, restated, or renewed, from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C.     Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

D.     Subsidiary Guarantors are Wholly-Owned Subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

E.     This Guaranty amends and restates in its entirety that certain Amended and Restated Subsidiary Guaranty dated as of February 24, 2012 (the “Existing Guaranty”), made by certain of the Subsidiary Guarantors for the benefit of the Administrative Agent on behalf of the Lenders party to the Existing Agreement. This Guaranty constitutes an amendment and restatement of the Existing Guaranty and not a novation, and the parties intend that all amounts guarantied thereunder shall continue to be guarantied hereunder until repaid, and that the obligations of those Subsidiary Guarantors who were parties to the Existing Guaranty with respect to the Borrower’s obligations under the Existing Agreement and are continuing as Subsidiary Guarantors hereunder shall continue in effect and relate back to the date such obligations were first undertaken, as such obligations may be expressly amended and restated hereunder.

AGREEMENTS

NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree that the Existing Guaranty is amended and restated as follows:

1.     Subsidiary Guarantors absolutely, unconditionally, and irrevocably guaranty to each of the Lenders:

(a)     the full and prompt payment of the principal of and interest on the Facility Obligations when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;

(b)     the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)     the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” Subsidiary Guarantors and Lenders agree that Subsidiary Guarantors’ obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by Subsidiary Guarantors from Borrower after the date hereof (whether by loan, capital infusion or other means), or (ii) the maximum amount of the Facility Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantors are not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, each Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code. In the event a Subsidiary Guarantor shall make any payment or payments under this Guaranty, each other Subsidiary Guarantor of the Facility Indebtedness shall contribute to such Subsidiary Guarantor an amount equal to such nonpaying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders. Subsidiary Guarantors and Lenders further agree that Subsidiary Guarantors’ obligations hereunder with regard to the Facility Obligations shall be determined in accordance with the terms hereof and Subsidiary Guarantors’ obligations hereunder are not intended to be determined by or subject to the definition of “Guarantee Obligations” in the Credit Agreement.

2.     In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.

3.     Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations, (vi) any invalidity or unenforceability of the Facility Indebtedness, and (vii) any amendment or waiver of the Facility Indebtedness, including without limitation any of the actions described in Paragraph 4 below. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower.

Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Subsidiary Guarantors to enforce this Guaranty.

4.     Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any other documents related thereto, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder. Each of the Subsidiary Guarantors agrees not to assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their or their respective Affiliates, officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any facility hereunder, the actual or proposed use of the Loans or any Letter of Credit, the Loan Documents or the transactions contemplated thereby.

5.     This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Subsidiary Guarantors agree that its obligations hereunder shall be joint and several with any and all other guaranties given in connection with the Facility from time to time. Subsidiary Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6.     This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.     If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8.     The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9.     Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness. Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Subsidiary Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.

10.     Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.     The Subsidiary Guarantors hereby agree as among themselves that, if any Subsidiary Guarantor shall make an Excess Payment (as defined below), such Subsidiary Guarantor shall have a right of contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Subsidiary Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until the entire Facility Indebtedness is paid in full, and none of the Subsidiary Guarantors shall exercise any right or remedy under this paragraph against any other Subsidiary Guarantor until the entire Facility Indebtedness is paid in full. Subject to the immediately preceding paragraph 10, this paragraph shall not be deemed to affect any claims or rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, that any Subsidiary Guarantor may have under applicable law against the Borrower in respect of any payment of the Facility Indebtedness or the Obligations. Notwithstanding the foregoing, all rights of contribution against any Subsidiary Guarantor shall terminate from and after such time, if ever, that such Subsidiary Guarantor shall cease to be a Subsidiary Guarantor in accordance with Section 6.26 of the Credit Agreement. For purposes of this paragraph, the following terms have the indicated meanings:

(a)     “Contribution Share” means, for any Subsidiary Guarantor in respect of any Excess Payment made by any other Subsidiary Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Borrower and the Subsidiary Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors) of the Borrower and the Subsidiary Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Subsidiary Guarantors in respect of any Excess Payment, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Subsidiary Guarantor on the date of such Excess Payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such Excess Payment.

(b)     “Excess Payment” means the amount paid by any Subsidiary Guarantor in excess of its Ratable Share (as defined below) of the Facility Indebtedness.

(c)     “Ratable Share” means, for any Subsidiary Guarantor in respect of any payment of the Facility Indebtedness, the ratio (expressed as a percentage) as of the date of such payment of the Facility Indebtedness of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Borrower and the Subsidiary Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder) of the Borrower and the Subsidiary Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Subsidiary Guarantors in respect of any payment of the Facility Indebtedness, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such payment shall be deemed to have been a Subsidiary Guarantor on the date of such payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Guarantor in connection with such payment.

12.     Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

13.     Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Illinois for the enforcement of this Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Subsidiary Guarantors hereby consent to the jurisdiction of either the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Illinois and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

14.     All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

To Subsidiary Guarantors:

c/o Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

Attention: Angela M. Aman

Telephone: 630-634-4230

Facsimile: 630-756-4185

With a copy to:

Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

Attention: Dennis Holland

Telephone: 630-634-4190

Facsimile: 630-282-7465

 If to the Administrative Agent or any Lender, to its address set forth in the Credit Agreement.

15.     This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

16.     This Guaranty shall be construed and enforced under the internal laws of the State of Illinois.

17.     SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

18.     Neither the execution and delivery by the Subsidiary Guarantors of this Guaranty, nor the consummation of the transactions contemplated by the Credit Agreement, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any of the Subsidiary Guarantors or their respective articles of organization, articles of formation, certificates of trust, limited partnership certificates, operating agreements, trust agreements, or limited partnership agreements, or the provisions of any indenture, instrument or agreement to which any of the Subsidiary Guarantors is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien (other the Liens created pursuant to the Credit Agreement) in, of or on the Property of such Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty.

19.     From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Guaranty. From time to time, certain Subsidiary Guarantors shall be released from their obligations under this Guaranty upon satisfaction of the conditions to such release established pursuant to Section 6.26 of the Credit Agreement.

20.     Upon the execution of this Guaranty by the Subsidiary Guarantors party hereto, this Guaranty shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Guaranty, and the Existing Guaranty shall be superseded by this Guaranty in all respects.

21.     THE PARTIES HERETO HAVE ENTERED INTO THIS GUARANTY SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING GUARANTY. THE PARTIES DO NOT INTEND THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY ANY SUBSIDIARY GUARANTOR UNDER OR IN CONNECTION WITH THE EXISTING GUARANTY.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Second Amended and Restated Subsidiary Guaranty as of the date first written above.

[GUARANTOR]

By:
Name:
Title:

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to Second Amended and Restated Subsidiary Guaranty]

EXHIBIT A TO SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY

FORM OF JOINDER TO GUARANTY

THIS JOINDER is executed as of                     , 20      by the undersigned, each of which hereby agrees as follows:

1.     All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Second Amended and Restated Subsidiary Guaranty (as amended, modified, supplemented, restated, or renewed, from time to time, the “Guaranty”) dated as of                     , executed for the benefit of KeyBank National Association, as Administrative Agent for itself and certain other Lenders, and the Lenders, with respect to Loans from the Lenders to Retail Properties of America, Inc. (“Borrower”).

2.     As required by the Credit Agreement, each of the undersigned is executing this Joinder to become a party to the Guaranty.

3.     Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.

[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AND FEIN NUMBER]

FEIN NO.

By:

By:
Its:

EXHIBIT F

FORM OF OPINION

[Attached]

F-1

May 13, 2013

KeyBank National Association,

as Administrative Agent for the Lenders

1200 Abernathy Road NE, Suite 1550

Atlanta, GA 30328

Each of the Lenders party to the Credit Agreement referred to below

Re:

Third Amended and Restated Credit Agreement dated as of May 13, 2013 (the “Credit Agreement”) by and among Retail Properties of America, Inc., a corporation organized under the laws of the State of Maryland (the “Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”) and KeyBank National Association, not individually, but as “Administrative Agent”

Ladies and Gentlemen:

We have acted as special counsel to the Borrower and the guarantors, each of which is a wholly-owned subsidiary of the Borrower, identified on Schedule 1, attached hereto and incorporated herein (each a “Subsidiary Guarantor”, and collectively the “Subsidiary Guarantors”), in connection with the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

We have reviewed the Credit Agreement, the Subsidiary Guaranty and the Notes (collectively, the “Loan Documents”).

For purposes hereof, we have made certain assumptions hereinafter described without independent verification. We have also assumed, without independent verification, that there are no facts inconsistent with the assumptions hereinafter set forth. We know of no facts inconsistent with such assumptions, but we have not conducted an independent investigation or verification.

The opinion set forth herein is qualified as stated herein and is qualified further by the following:

A.     This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof and as they presently apply.

B.     In rendering the opinion set forth below, we have relied as to matters of fact, upon (i) certificates or statements of public officials (including a Certificate of Good Standing and Existence for Borrower in Illinois dated April 26, 2013, a Certificate of

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

Good Standing and Existence in Maryland for Borrower dated April 26, 2013, and the Certificate of Good Standing and Existence in Delaware, Maryland, Nevada, Tennessee, Texas or Illinois, as applicable, for each Subsidiary Guarantor as set forth on Schedule 1 hereof, the validity of which we assume remains unchanged as of the date hereof) and of officers of the Borrower and each Subsidiary Guarantor and (ii) representations and warranties contained in the Loan Documents. Further, we have assumed that (a) each document submitted to us is accurate and complete, (b) there are no events, facts or circumstances currently and actually known to the Borrower, the Subsidiary Guarantors or the Lenders which have not been disclosed to us to the extent such events, facts or circumstances would render any provision of the Loan Documents invalid or unenforceable in any material respect, and (c) there are and have been no agreements or understandings among the Borrower, the Subsidiary Guarantors and the Lenders, written or oral, and there is and has been no usage of trade or course of prior dealing among such parties that in either case would materially define, supplement, amend or qualify the terms of the Loan Documents (other than that certain Disclosure Letter of even date herewith given by Borrower to Administrative Agent) so as to render inaccurate any opinion expressed herein. For purposes of rendering the first three opinions expressed below, we have relied exclusively upon certificates issued by governmental authorities in the relevant jurisdictions, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

C.     We express no opinion as to the enforceability, under certain circumstances, of provisions imposing penalties or forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default.

D.     We express no opinion as to:

(i)     the existence of any Person’s ownership rights in or title to, the existence or priority of, any lien or with respect to any property;

(ii)     any agreement by the Borrower or any Subsidiary Guarantor to waive jury trial or appoint an agent for acceptance of service of process;

(iii)     any provision of the Loan Documents purporting to waive any objection to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum; and

(iv)     any provision of the Loan Documents which authorizes or permits any purchaser of a participation interest from any party to set off or apply any deposit or property or any indebtedness with respect to any participation interest.

E.     We have assumed that (i) the transactions contemplated by the Loan Documents are within the Lenders’ corporate powers; (ii) the Lenders, the Borrower and the Subsidiary Guarantors have been in compliance with all applicable laws, rules and

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

regulations governing and affecting the conduct of their respective businesses to the extent that non-compliance would have a material adverse effect on the validity or enforceability of any of the Loan Documents; (iii) the Loan Documents will be enforced in good faith and in circumstances and in a manner that are commercially reasonable; (iv) the Lenders are not subject to any statute, rule or regulation or any impediment that requires them to obtain the authorization, approval or consent of, or to make any declaration or filing with, any governmental authority or regulatory body, or all of such authorizations, approvals or filings have been obtained or made, in connection with (A) the transactions contemplated by the Loan Documents or (B) the due execution, delivery, recordation, consummation and undertaking of the performance of the Loan Documents or (C) the exercise of any rights and remedies under the Loan Documents; (v) all filings or actions necessary in connection with or for the effectiveness of the transactions contemplated by the Loan Documents with any governmental authority or regulatory body have been or will be made with the appropriate governmental authority or regulatory body and in accordance the requirements of all applicable laws, codes, ordinances and regulations (including without limitation the payment of all fees in connection therewith); and (vi) all material terms, provisions and conditions relating to the transactions contemplated by the Loan Documents are correctly and completely reflected in the Loan Documents.

F.     The opinions herein expressed are qualified to the extent that: (i) the characterization of, and the enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally and general equitable principles; (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction; and (iii) the provisions of the Loan Documents that (a) may require indemnification or contribution with respect to the negligence or wrongful conduct of the indemnified party or its representatives or agents, (b) purports to confer, waive or consent to the jurisdiction of any court, or (c) waives any right granted by common or statutory law, may be unenforceable as against public policy.

G.     Requirements in the Loan Documents specifying that provisions thereof only may be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Loan Documents.

H.     We express no opinion on provisions in the Loan Documents that provide for the waiver of the statute of limitations, waiver of the right to bring counterclaims, the appointment of any party as attorney-in-fact, the waiver of the right to assert lack of consideration, or the waiver of the requirements of good faith and fair dealing, notice and commercial reasonableness to the extent such requirements cannot be waived by consent. We further advise that the amount of attorneys’ fees are subject to the discretion of the court before which any proceeding involving the Loan Documents may be brought.

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

I.     We have not undertaken any independent review of the effect upon the Loan Documents and the transactions contemplated thereby of any applicable state or federal environmental, securities or taxation law, code or regulation, and we render no opinion with respect to any of the foregoing.

J.     We have assumed that: (i) each of the Lenders is duly organized and validly existing and in good standing under applicable state or federal laws; (ii) the execution and delivery of the Loan Documents and the undertaking of the performance by the Lenders of their respective obligations thereunder do not contravene (a) their organizational documents, including the articles of association and any amendments thereto, or Bylaws, including all amendments thereto, or (b) any law or contractual restriction affecting the Lenders or their respective properties; and (iii) there is no pending action or proceeding before any court, governmental agency or arbitrator against or directly involving the Lenders, and there is no threatened action or proceeding affecting the Lenders or any of the assets of the Lenders before any court, governmental agency or arbitrator which, in any case, would affect the validity or enforceability of any of the Loan Documents.

K.     Whenever our opinion, with respect to the existence or absence of facts, is qualified by the phrase “to our knowledge” or a phrase of similar import, it indicates that no information has come to the attention of Drew J. Scott, Esq. or Stephen A. Komonytsky, Esq., the attorneys who have provided substantive legal representation to the Borrower and the Subsidiary Guarantors with respect to the Loan Documents, which would give us current actual knowledge that is inconsistent with the existence or absence of facts qualified by such phrase. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine, or otherwise attempted to verify, the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Borrower and the Subsidiary Guarantors or any other matter. Only the actual knowledge of the attorney who has worked on this matter for us as described above shall be imputed or ascribed to us in our capacity as counsel.

L.     We render no opinion with respect to the validity or enforceability under Illinois law of any provision of any of the Loan Documents which provides for the compounding of interest or the payment or accrual of interest on interest. Please note that the Illinois Supreme Court has held in Bowman v. Neely, 151 Ill. 37 (1894) and 137 Ill. 443 (1891) and its progeny that compounding of interest and charging interest on interest are contrary to the public policy of the State of Illinois.

We have investigated such questions of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In addition, we have assumed (i) the genuineness of the signatures of, and the authority of, persons signing

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

all documents in connection with which this opinion is expressed other than the Borrower and the Subsidiary Guarantors, (ii) the legal capacity of natural persons, and (iii) that the Loan Documents constitute the legal, valid and binding obligations of all parties thereto other than the Borrower and the Subsidiary Guarantors.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the following opinion:

1.     The Borrower is a Maryland corporation, duly organized and validly existing and authorized to transact business under the laws of the State of Maryland and is qualified to transact business in the State of Illinois. The Subsidiary Guarantor identified in number 1 on Schedule 1 hereof, is a corporation, duly incorporated and validly existing and authorized to transaction business under the laws of the State of Delaware. Each Subsidiary Guarantor identified in numbers 2 through 81, inclusive, on Schedule 1 hereof, is a limited liability company, duly organized and validly existing and authorized to transact business under the laws of the State of Delaware. Each Subsidiary Guarantor identified in numbers 82 through 83, inclusive, on Schedule 1 hereof, is a limited partnership, duly formed and validly existing and authorized to transact business under the laws of the State of Delaware. Each Subsidiary Guarantor identified in numbers 84 through 89, inclusive, on Schedule 1 hereof, is a statutory trust, duly formed and validly existing and authorized to transaction business under the laws of the State of Delaware. Each Subsidiary Guarantor identified in numbers 90 through 101, inclusive, on Schedule 1 hereof, is a limited partnership, duly formed and validly existing and authorized to transact business under the laws of the State of Illinois. Each Subsidiary Guarantor identified in numbers 102 through 104, inclusive, on Schedule 1 hereof, is a limited liability company, duly organized and validly existing and authorized to transaction business under the laws of the State of Maryland. The Subsidiary Guarantor identified in number 105 on Schedule 1 hereof, is a limited liability company, duly organized and validly existing and authorized to transaction business under the laws of the State of Nevada. The Subsidiary Guarantor identified in number 106 on Schedule 1 hereof, is a limited partnership, duly formed and validly existing and authorized to transaction business under the laws of the State of Tennessee. Each Subsidiary Guarantor identified in numbers 107 through 110, inclusive, on Schedule 1 hereof, is a limited partnership, duly formed and validly existing and authorized to transaction business under the laws of the State of Texas.

2.     The execution, delivery and undertaking of performance of the Loan Documents to which it is a party by the Borrower and the consummation of the transactions contemplated by the Loan Documents to which it is a party are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action (including any necessary shareholder or stockholder action, if any) of the Borrower, and do not and will not (a) conflict with or result in a breach of any of the provisions of the certificate or articles of incorporation or certificate of existence, as applicable, and bylaws of the Borrower, or (b) to our knowledge, result in a breach or

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

violation of or constitute a default under (i) any contractual obligation to which the Borrower is a party or by which the Borrower or its properties are bound or (ii) any writ, order, judgment or decree of any governmental authority or (iii) any law, regulation, ruling or order binding on the Borrower.

3.     The execution, delivery and undertaking of performance by the Subsidiary Guarantors of the Subsidiary Guaranty and the consummation of the transactions contemplated by the Subsidiary Guaranty are within the corporate, partnership, limited liability company or trust powers of the Subsidiary Guarantors, as applicable, have been duly authorized by all necessary corporate, partnership, limited liability company or trust action, as applicable (including any necessary director, shareholder, stockholder, member, manager, partner or trustee action, if any), of the Subsidiary Guarantors, and do not and will not (a) conflict with or result in a breach of any of the provisions of the articles or certificate of incorporation, formation, limited partnership certificate, certificate of trust or certificate of existence, as applicable, and bylaws, operating agreement, limited partnership agreement or trust agreement of any Subsidiary Guarantor, as applicable, or (b) to our knowledge, result in a breach or violation of or constitute a default under (i) any contractual obligation to which any Subsidiary Guarantor is a party or by which any Subsidiary Guarantor or its properties are bound, other than the Credit Agreement, or (ii) any writ, order, judgment or decree of any governmental authority or (iii) any law, regulation, ruling or order binding on any Subsidiary Guarantor.

4.     The Borrower has duly executed and delivered the Loan Documents to which it is a named party. The Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

5.     The Subsidiary Guarantors have duly executed and delivered the Subsidiary Guaranty. The Subsidiary Guaranty constitutes the legal, valid and binding obligation of each Subsidiary Guarantors, enforceable in accordance with its terms.

6.     To our knowledge, no authorization, consent or approval or other action by, and no notice to or filing with, any governmental authority or other Person is required to be obtained or made by the Borrower for the due execution, delivery and performance by the Borrower of the Loan Documents to which it is a named party, except such as have been duly obtained or made and are in full force and effect.

7.     Based solely upon a search of our docket and the representations and warranties of the Subsidiary Guarantors contained in the Loan Documents, there are no actions, suits, or proceedings pending or threatened against any Subsidiary Guarantor before any court or governmental entity or instrumentality which could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

8.     The Loan Documents are governed by the laws of the State of Illinois, and the Loan, including the interest rate reserved in the Notes and all fees and charges paid or to be paid by or on behalf of Borrower in connection with such Loan pursuant to the applicable Loan Documents, is not in violation of the usury laws of the State of Illinois.

While we are not members of the Bar of the State of Maryland, the Bar of the State of Tennessee, the Bar of the State of Texas, the Bar of the State of Nevada or the Bar of the State of Delaware, we have reviewed provisions of the Maryland General Corporation Law (the “Maryland Corporation Law”) the Maryland Limited Liability Company Act (the “Maryland LLC Act”), the Tennessee Revised Uniform Limited Partnership Act (the “Tennessee Partnership Act”), the Texas Business Organization Code (the “Texas Organization Code”), the Nevada Limited-Liability Company Law (the “Nevada LLC Law”), the Delaware Limited Liability Company Act (the “Delaware LLC Act”), the Delaware General Corporation Law (the “Delaware Corporation Law”), the Delaware Statutory Trust Act (the “DST Act”) and the Delaware Revised Uniform Limited Partnership Act (the “Delaware Partnership Act”). We are members of the Bar of the State of Illinois, and we express no opinion herein as to any laws, codes, ordinances or regulations or the effects thereof upon the Loan Documents or the transactions contemplated thereby, other than the Maryland Corporation Law (as to the organization and existence of the Borrower under the laws of the State of Maryland), the Maryland LLC Act (as to the organization and existence of the Subsidiary Guarantors organized under the laws of the State of Maryland), the Tennessee Partnership Act (as to the organization and existence of Subsidiary Guarantors under the laws of the State of Tennessee), the Texas Organization Code (as to the organization and existence of Subsidiary Guarantors under the laws of the State of Texas), the Nevada LLC Law (as to the organization and existence of Subsidiary Guarantors under the laws of the State of Nevada), the Delaware LLC Act, the Delaware Corporation Law, the DST Act and the Delaware Partnership Act (together, as to the organization and existence of the Subsidiary Guarantors under the laws of the State of Delaware), the laws, codes, ordinances and regulations of the State of Illinois and the federal laws of the United States of America. The opinions expressed herein are limited in all respects to applicable law as existing on the date hereof. In rendering this opinion, we do not undertake to advise you of any change in any applicable law or any fact that may occur after the date hereof.

[Signature page follows]

KeyBank National Association,

as Administrative Agent for the Lenders

May 13, 2013

We call your attention to the fact that, although we represent the Borrower and the Subsidiary Guarantors in connection with the Loan Documents and the transactions contemplated thereby, our engagement has been limited to specific matters as to which we have been consulted. This opinion is limited to the matters stated herein, and we do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed herein. We disavow any obligation to update or supplement this opinion in response to subsequent changes in the law or future events or circumstances or to advise you of any changes in our opinion in the event additional or newly discovered information is brought to our attention. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein or in the documents referred to herein. No opinion may be inferred or implied beyond the matters expressly stated herein, and no portion of this opinion may be quoted or in any other way published without the prior written consent of the undersigned. Further, this opinion may be relied upon only by the addressee hereof. Without our prior written consent, this opinion may not be: (a) relied upon by you for any purpose other than that stated and set forth in this opinion; or (b) relied upon by any other person or entity for any purpose other than by such addressees’ permitted successors, assigns and participants under the Loan Documents.

Very truly yours,

SCOTT & KRAUS, LLC

Schedule 1

Subsidiary Guarantors

Entity Names	Certificates of Good Standing
Delaware Corporations
1. IWR Protective Corporation, a Delaware corporation	DE – 4/26/13

Delaware Limited Liability Companies
2. Bellevue Development, LLC, a Delaware limited liability company	DE – 5/9/13
3. Half Day LLC, a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13
4. Inland Western JV Nashville Bellevue, LLC, a Delaware limited liability company	DE – 5/8/13
5. Inland Western JV South Billings Associates, L.L.C., a Delaware limited liability company	DE – 5/8/13
6. Inland Western MDS Portfolio, L.L.C., a Delaware limited liability company	DE – 5/9/13
7. Inland Western RC-I GP, LLC, a Delaware limited liability company	DE – 4/26/13
8. Inland Western RC-I LP, LLC, a Delaware limited liability company	DE – 4/26/13
9. RPAI Altamonte Springs State Road, L.L.C., a Delaware limited liability company	DE – 4/26/13 FL – 4/29/13
10. RPAI Atlanta Cascade Avenue, L.L.C., a Delaware limited liability company	DE – 4/26/13 GA – 4/26/13
11. RPAI Bangor Parkade, L.L.C., a Delaware limited liability company	DE – 4/26/13 ME – 4/29/13
12. RPAI Baton Rouge, L.L.C., a Delaware limited liability company	DE – 4/26/13 LA – 4/26/13
13. RPAI Beekman, L.L.C., a Delaware limited liability company	DE – 4/29/13 NY – 4/26/13
14. RPAI Bluffton Low Country, L.L.C., a Delaware limited liability company	DE – 4/26/13 SC – 5/2/13
15. RPAI Bluffton Low Country II, L.L.C., a Delaware limited liability company	DE – 4/26/13 SC – 5/2/13
16. RPAI Brooklyn Park 93rd Avenue, L.L.C., a Delaware limited liability company	DE – 4/26/13 MN – 4/26/13
17. RPAI Cambridge Brick Church, L.L.C., a Delaware limited liability company	DE – 4/26/13 OH – 4/29/13
18. RPAI Canton Paradise, L.L.C., a Delaware limited liability company	DE – 4/26/13 GA – 4/26/13
19. RPAI Canton Paradise Outlot, L.L.C., a Delaware limited liability company	DE – 4/26/13 GA – 4/26/13

Entity Names	Certificates of Good Standing
20. RPAI Chicago Brickyard, L.L.C., a Delaware limited liability company	DE – 4/29/13 IL – 4/29/13
21. RPAI College Station Gateway II GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13 TX – 4/26/13
22. RPAI College Station Gateway III, L.L.C., a Delaware limited liability company	DE – 4/26/13 TX – 4/26/13
23. RPAI Columbus Polaris, L.L.C., a Delaware limited liability company	DE – 4/29/13 OH – 4/29/13
24. RPAI Continental Rave Houston, L.L.C., a Delaware limited liability company	DE – 4/29/13
25. RPAI Dallas Preston Trail GP, L.L.C., a Delaware limited liability company	DE – 5/7/13
26. RPAI Dallas Preston Trail Pad GP, L.L.C., a Delaware limited liability company	DE – 5/6/13
27. RPAI Darien, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13
28. RPAI Fort Myers Page Field, L.L.C., a Delaware limited liability company	DE – 4/26/13 FL – 4/29/13
29. RPAI Frisco Parkway GP, L.L.C., a Delaware limited liability company	DE – 4/29/13 TX – 4/29/13
30. RPAI Gilroy I, L.L.C., a Delaware limited liability company	DE – 4/26/13 CA – 4/29/13
31. RPAI Gilroy II, L.L.C., a Delaware limited liability company	DE – 4/29/13 CA – 4/30/13
32. RPAI Green Global Gateway, L.L.C., a Delaware limited liability company	DE – 4/26/13 OH – 4/26/13
33. RPAI Greenville Five Forks, L.L.C., a Delaware limited liability company	DE – 4/26/13 SC – 4/30/13
34. RPAI Greenville Five Forks Outlot, L.L.C., a Delaware limited liability company	DE – 4/26/13 SC – 4/30/13
35. RPAI Hartford New Park, L.L.C., a Delaware limited liability company	DE – 4/26/13 CT – 4/26/13
36. RPAI Houston Little York GP, L.L.C., a Delaware limited liability company (f/k/a Inland Western Houston Little York GP, L.L.C.)	DE – 4/29/13 IL – 4/29/13 TX – 4/29/13
37. RPAI Houston Royal Oaks Village II GP, L.L.C., a Delaware limited liability company	DE – 4/29/13 IL – 4/29/13 TX – 4/29/13
38. RPAI Jacksonville Southpoint, L.L.C., a Delaware limited liability company	DE – 4/26/13 FL – 4/29/13
39. RPAI Kalamazoo WMU, L.L.C., a Delaware limited liability company	DE – 4/26/13 MI – 4/29/13

40. RPAI Kalispell Mountain View, L.L.C., a Delaware limited liability company	DE – 4/26/13 MT – 4/26/13
41. RPAI Kalispell Mountain View II, L.L.C., a Delaware limited liability company	DE – 4/26/13 MT – 4/29/13
42. RPAI Kansas City Stateline, L.L.C., a Delaware limited liability company	DE – 4/26/13 MO – 4/26/13
43. RPAI Knoxville Corridor Park, L.L.C., a Delaware limited liability company	DE – 4/26/13
44. RPAI Knoxville Corridor Park II, L.L.C., a Delaware limited liability company	DE – 4/26/13 TN – 4/26/13
45. RPAI Lake Worth Towne Crossing GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13 TX – 4/26/13
46. RPAI Lakewood, L.L.C., a Delaware limited liability company	DE – 5/6/13 IL – 4/26/13
47. RPAI Lawrence, L.L.C., a Delaware limited liability company	DE – 4/26/13 WA – 5/7/13
48. RPAI Lewis Center Powell, L.L.C., a Delaware limited liability company	DE – 4/29/13 OH – 4/29/13
49. RPAI Lewisville Lakepointe GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13 TX – 4/26/13
50. RPAI Mansfield GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13 TX – 4/26/13
51. RPAI Maple Grove Wedgwood, L.L.C., a Delaware limited liability company	DE – 4/26/13 MN – 4/26/13
52. RPAI McDonough Henry Town, L.L.C., a Delaware limited liability company	DE – 4/26/13 GA – 5/3/13
53. RPAI McKinney Stonebridge GP, L.L.C., a Delaware limited liability company	DE – 4/29/13 IL – 4/29/13 TX – 4/29/13
54. RPAI Middletown Fairgrounds Plaza, L.L.C., a Delaware limited liability company	DE – 4/26/13 NY – 4/25/13
55. RPAI Morristown Crockett, L.L.C., a Delaware limited liability company	DE – 4/26/13 TN – 4/26/13
56. RPAI New Britain Main, L.L.C., a Delaware limited liability company	DE – 4/26/13 CT – 4/26/13
57. RPAI New Port Richey Mitchell, L.L.C., a Delaware limited liability company	DE – 4/26/13 FL – 4/29/13
58. RPAI Newnan Crossing II, L.L.C., a Delaware limited liability company	DE – 5/6/13 GA – 5/6/13
59. RPAI North Richland Hills Davis GP, L.L.C., a Delaware limited liability company	DE – 5/6/13

60. RPAI Northport Northwood, L.L.C., a Delaware limited liability company	DE – 4/26/13 AL – 4/29/13
61. RPAI Orange 53 Boston, L.L.C., a Delaware limited liability company	DE – 4/26/13 CT – 4/26/13
62. RPAI Oswego Gerry Centennial, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13
63. RPAI Pittsburgh William Penn GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13
64. RPAI Plymouth 5, L.L.C., a Delaware limited liability company	DE – 4/29/13 MA – 4/26/13
65. RPAI Poughkeepsie Mid-Hudson, L.L.C., a Delaware limited liability company	DE – 5/1/13 NY – 4/26/13
66. RPAI Powder Springs Battle Ridge, L.L.C., a Delaware limited liability company	DE – 4/26/13 GA – 4/26/13
67. RPAI Santa Fe, L.L.C., a Delaware limited liability company	DE – 4/29/13 NM – 5/3/13
68. RPAI Saratoga Springs Wilton, L.L.C., a Delaware limited liability company	DE – 4/29/13 NY – 4/26/13
69. RPAI Southlake GP, L.L.C., a Delaware limited liability company	DE – 5/7/13 IL – 5/7/13 TX – 5/7/13
70. RPAI Stony Creek II, L.L.C., a Delaware limited liability company	DE – 4/26/13 IN – 4/26/13
71. RPAI Sugar Land Colony GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13 TX – 4/26/13
72. RPAI Summerville Azalea Square III GP, L.L.C., a Delaware limited liability company	DE – 4/26/13
73. RPAI Tallahassee Governor’s One, L.L.C., a Delaware limited liability company	DE – 4/26/13 FL – 5/3/13
74. RPAI Town and Country Manchester, L.L.C., a Delaware limited liability company	DE – 4/26/13 MO – 4/26/13
75. RPAI West Mifflin Century III GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 IL – 4/26/13
76. RPAI Westbury Merchants Plaza, L.L.C., a Delaware limited liability company	DE – 4/26/13 NY – 5/3/13
77. RPAI Westerville Cleveland, L.L.C., a Delaware limited liability company	DE – 4/26/13 OH – 4/29/13
78. RPAI Williston Maple Tree, L.L.C., a Delaware limited liability company	DE – 4/26/13 VT – 4/29/13
79. RPAI Winter Springs Red Bug, L.L.C., a Delaware limited liability company	DE – 4/29/13 FL – 4/30/13
80. South Billings Center, LLC, a Delaware limited liability company	DE – 5/6/13 MT – 5/7/13

81. Town Square Ventures V GP, L.L.C., a Delaware limited liability company	DE – 4/26/13 TX – 4/26/13

Delaware Limited Partnerships
82. RPAI Pittsburgh William Penn Partner, L.P., a Delaware limited partnership	DE – 4/26/13
83. RPAI West Mifflin Century III Partner, L.P., a Delaware limited partnership	DE – 4/30/13

Delaware Statutory Trusts
84. RPAI Hellertown Main Street DST, a Delaware statutory trust	DE – 4/26/13 PA – 4/30/13
85. RPAI Lebanon 9th Street DST, a Delaware statutory trust	DE – 4/26/13 PA – 4/30/13
86. RPAI Punxsutawney Mahoning Street DST, a Delaware statutory trust	DE – 4/26/13 PA – 4/30/13
87. RPAI State College Science Park DST, a Delaware statutory trust	DE – 4/26/13 PA – 4/29/13
88. RPAI Stroud Commons DST, a Delaware statutory trust	DE – 4/26/13 PA – 4/29/13
89. RPAI I DST, a Delaware statutory trust	DE – 4/30/13

Illinois Limited Partnerships
90. RPAI College Station Gateway II Limited Partnership, a Illinois limited partnership	IL – 4/30/13 TX – 4/26/13
91. RPAI Houston Little York Limited Partnership, an Illinois limited partnership (f/k/a Inland Western Houston Little York Limited Partnership)	IL – 4/30/13 TX – 4/29/13
92. RPAI Houston Royal Oaks Village II Limited Partnership, an Illinois limited partnership	IL – 4/29/13 TX – 4/29/13
93. RPAI Lake Worth Towne Crossing Limited Partnership, an Illinois limited partnership	IL – 4/30/13 TX – 4/29/13
94. RPAI Lewisville Lakepointe Limited Partnership, an Illinois limited partnership	IL – 4/30/13 TX – 4/26/13
95. RPAI Mansfield Limited Partnership, an Illinois limited partnership	IL – 4/30/13 TX – 5/1/13
96. RPAI McKinney Stonebridge Limited Partnership, an Illinois limited partnership	IL – 4/29/13 TX – 4/29/13
97. RPAI North Richland Hills Limited Partnership, an Illinois limited partnership	IL – 5/7/13
98. RPAI Pittsburgh William Penn, L.P., an Illinois limited partnership	IL – 4/30/13 PA – 5/1/13
99. RPAI Southlake Limited Partnership, a Illinois limited partnership	IL – 5/8/13 TX – 5/3/13

100. RPAI Sugar Land Colony Limited Partnership, an Illinois limited partnership	IL – 4/30/13 TX – 4/29/13
101. RPAI West Mifflin Century III, L.P., an Illinois limited partnership	IL – 4/30/13 PA – 4/30/13

Maryland Limited Liability Companies
102. Capital Centre LLC, a Maryland limited liability company	MD – 4/26/13
103. Centre at Laurel LLC, a Maryland limited liability company	MD – 4/26/13
104. Towson Circle LLC, a Maryland limited liability company	MD – 4/29/13

Nevada Limited Liability Companies
105. Lake Mead Crossing, LLC, a Nevada limited liability company	NV – 5/3/13

Tennessee Limited Partnerships
106. RPAI Summerville Azalea Square III Limited Partnership, a Tennessee limited partnership	TN – 4/26/13 SC – 4/30/13

Texas Limited Partnerships
107. RPAI Dallas Preston Trail Limited Partnership, a Texas limited partnership	TX – 5/6/13
108. RPAI Dalas Preston Trail Pad Limited Partnership, a Texas limited partnership	TX – 5/10/13
109. RPAI Frisco Parkway Limited Partnership, a Texas limited partnership	TX – 4/29/13
110. Town Square Ventures V, L.P., a Texas limited partnership	TX – 4/26/13

EXHIBIT G

FORM OF BORROWING NOTICE

Date:

KeyBank National Association, as Administrative Agent

KeyBank Real Estate Capital

1200 Abernathy Road NE, Suite 1550

Atlanta, GA 30328

Attention: Nathan Weyer

Borrowing Notice

Retail Properties of America, Inc. hereby requests a Loan Advance pursuant to Section 2.9 of the Third Amended and Restated Credit Agreement dated as of May 13, 2013 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Credit Agreement”), among Retail Properties of America, Inc., the Lenders referenced therein, and you, as Administrative Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement

An Advance is requested to be made in the amount of $                , to be made on                     . Such Loan shall be a [LIBOR] [Floating] [Swingline] Rate Advance. [The applicable LIBOR Interest Period shall be                                 .]

The proceeds of this Advance will be used either: (check one)

☐	for working capital purposes,

☐	for bridge debt financing purposes,

☐	for the development or redevelopment of the following Project, including tenant improvements, capital expenditures or leasing commissions related thereto, or

☐	for the acquisition of the following Project:

Name of Project:
Address of Project:
Description of Project:

For further information see Schedule I and the one page Project summary attached to this Borrowing Notice.

The proceeds of the requested Advance shall be directed to the following account:

Wiring Instructions:

(Bank Name)

(ABA No.)

(Beneficiary)

(Account No. to Credit)

(Notification Requirement)

In support of this request, Retail Properties of America, Inc. hereby represents and warrants to the Administrative Agent and the Lenders that all requirements of Section 4.2 of the Credit Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:

For Borrower: Retail Properties of America, Inc.

By:

Name:

Its:

Retail Properties of America, Inc.

Acquisition Property / Schedule I to Borrowing Notice

Acquisition Date	Property Name	Location	Property Type	Acquisition Cost	% Owned	100% of Acquisition Cost	Secured Indebtedness, If Any	Ground Lease?	Stabilized?	Occupancy	12-month NOI

EXHIBIT H

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                                  (the “Assignor”) and                                  (the “Assignee”) is dated as of                         , 20    . The parties hereto agree as follows:

1.     PRELIMINARY STATEMENT. The Assignor is a party to a Third Amended and Restated Credit Agreement dated May 13, 2013 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.     ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment, the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.     EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by KeyBank National Association, as Administrative Agent under the Credit Agreement (the “Agent”)) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Agent. Such Notice of Assignment shall include the consent of the Agent if required by Section 12.3(i) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.     PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent and (ii) any amounts of interest on Loans and fees received from the Agent to the extent either (i) or (ii)

relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.     REPRESENTATIONS OF THE ASSIGNOR: LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants: (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, and (c) that it has all necessary right and authority to enter into this Assignment. It is understood and agreed that the assignment and assumption hereunder is made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrowers, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.     REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, and (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA.

7.     INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this

Assignment Agreement on and after the Effective Date. The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.

8.     SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(i) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.

9.     REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Commitment.

10.     ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.     GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

12.     NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR: [ ]

By:
Name:
Title:

ASSIGNEE:

[ ]

By:
Name:
Title:

[Consented to by:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title: ][5]

5 If consent of Administrative Agent is required pursuant to Section 12.3(i) of the Credit Agreement.

SCHEDULE 1

to Assignment Agreement

1.

Description and Date of Credit Agreement: Third Amended and Restated Credit Agreement dated as of May 13, 2013, by and among Retail Properties of America, Inc., the lenders party thereto, and KeyBank National Association, as Administrative Agent

2.	Date of Assignment Agreement: , 20

3.	Amounts (as of date of Item 2 above):

a. Commitment of Assignor under Credit Agreement.	$

b. Assignee’s Percentage of Commitment of Assignor purchased under this Assignment Agreement.**	%

c. Term Loans of Assignor outstanding under Credit Agreement.	$

d. Assignee’s Percentage of the Term Loans of Assignor purchased under this Assignment Agreement.**	%

4. Amount of Assignor’s Revolving Commitment purchased under this Assignment Agreement.	$

5. Amount of Assignor’s Term Loans purchased under this Assignment Agreement.	$

6. Proposed Effective Date:

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

** Percentage taken to 10 decimal places.

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

[to be provided by KeyBank]

EXHIBIT “I”

to Assignment Agreement

NOTICE OF ASSIGNMENT

                         ,

To:	KeyBank National Association, as Administrative Agent (the “Agent”)
KeyBank Real Estate Capital
1200 Abernathy Road NE, Suite 1550
Atlanta, GA 30328
Attention: Nathan Weyer

Borrower:

Retail Properties of America, Inc.
2021 Spring Road, Suite 200
Oak Brook, Illinois 60523
Attention: Angela M. Aman

From:	[NAME OF ASSIGNOR] (the “Assignor”)
[NAME OF ASSIGNEE] (the “Assignee”)

1.     We refer to that Third Amended and Restated Credit Agreement dated as of May 13, 2013 (the “Credit Agreement”) described in Item 1 of Schedule 1 (“Schedule 1”) attached to the Assignment Agreement, dated as of                         , (the “Assignment”) by and between the Assignor and Assignee. A copy of the Assignment is included with this Notice of Assignment. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.     This Notice of Assignment (this “Notice”) is given and delivered to the Agent pursuant to Section 12.3(ii) of the Credit Agreement.

3.     The Assignor and the Assignee have entered into the Assignment, pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any fee required by Section 12.3(ii) of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.     The Assignor and the Assignee hereby give to the Agent notice of the assignment and delegation referred to in the Assignment. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5.     If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrowers to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrowers upon its receipt of a new Note in the appropriate amount.

6.     The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7.     The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

8.     [The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrowers or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.]6

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:
Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY:

KEYBANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

By:
Title:

[Attach photocopy of the Assignment]

6 May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.